UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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[__]	Soliciting Material Pursuant to § 240.14a-12

Donaldson Company Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DONALDSON COMPANY, INC.

1400 West 94th Street
Minneapolis, Minnesota 55431-2370
www.donaldson.com

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

TIME:	1:00 p.m. (local time) on Friday, November 21, 2014

PLACE:	Donaldson Company, Inc. (“Donaldson” or the “Company”) Corporate Offices, Campus West, 2001 West 94th Street, Minneapolis, Minnesota 55431.

ITEMS OF BUSINESS:	(1)	To elect three Directors;

	(2)	To conduct a non-binding advisory vote to approve the compensation of our Named Executive Officers;

	(3)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2015; and

	(4)	To transact any other business that properly comes before the meeting.

RECORD DATE:	You may vote if you are a Stockholder of record at the close of business on September 24, 2014.

PROXY VOTING:

It is important that your shares be represented and voted at the Annual Meeting. Instructions on voting your shares are on the Notice of Internet Availability of Proxy Materials you received for the Annual Meeting. If you received paper copies of the proxy materials, instructions on the different ways to vote your shares are found on the enclosed proxy card. You should vote by proxy even if you plan to attend the Annual Meeting. Your support is appreciated, and you are cordially invited to attend the Annual Meeting.

PLEASE PROMPTLY VOTE YOUR PROXY TO SAVE US THE EXPENSE OF ADDITIONAL SOLICITATION.

Notice of Internet Availability of Proxy Materials for the Stockholder Meeting to be held on November 21, 2014: Our 2014 Proxy Statement and our Fiscal 2014 Annual Report to Stockholders are available at www.proxyvote.com.

By Order of the Board of Directors

Amy C. Becker
Secretary

Dated: October 7, 2014

i

Board Recommendation	48
INFORMATION REGARDING THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	48
Audit Committee Report	48
Independent Auditors Fees	48
Audit Committee Pre-Approval Policies and Procedures	49
ITEM 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	49
Board Recommendation	49

ii

DONALDSON COMPANY, INC.
1400 West 94th Street
Minneapolis, Minnesota 55431-2370

PROXY STATEMENT
Mailing Date: October 7, 2014

PROPOSALS YOU ARE ASKED TO VOTE ON

Item 1: Election of Directors

          Three current Directors, Tod Carpenter, Jeffrey Noddle and Ajita Rajendra, are recommended for election to the Board of Directors at the Annual Meeting. Information on the nominees is provided on page 8. Directors are elected for a three-year term so that approximately one-third are elected at each Annual Meeting of Stockholders.

          The Board of Directors unanimously recommends a vote FOR the election of each Director nominee.

Item 2: Non-Binding Advisory Vote to Approve the Compensation of our Named Executive Officers

          As required pursuant to Section 14A of the Securities Exchange Act of 1934, the Company is providing Stockholders with an advisory (non-binding) vote on the compensation of our Named Executive Officers as disclosed in this proxy statement.

          The Board of Directors unanimously recommends a vote FOR the compensation of our Named Executive Officers described in this proxy statement.

Item 3: Ratification of the Appointment of Independent Registered Public Accounting Firm

          The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending July 31, 2015, and is requesting ratification by the Stockholders.

          The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2015.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive access to this Proxy Statement?

          Because the Board of Directors of the Company is soliciting proxies for use at the Annual Meeting to be held on November 21, 2014 and you were a Donaldson Stockholder as of the close of business on the record date of September 24, 2014. Only Stockholders of record are entitled to vote at the Annual Meeting and the Board of Directors is soliciting your proxy to vote at the meeting. We had 138,365,916 shares of Common Stock outstanding as of the close of business on the record date. Each share entitles its holder to one vote, and there is no cumulative voting.

          This Proxy Statement summarizes the information you need to know to vote. We first mailed or otherwise made available to Stockholders the Proxy Statement and form of proxy on or about October 7, 2014.

Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

          In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials, including this Proxy Statement and our Fiscal 2014 Annual Report to Stockholders, to our Stockholders by providing access to such documents on the internet instead of mailing printed copies. Most Stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials, which was mailed to most of our Stockholders, will instruct you as to how you may access and review all of the proxy materials on the internet. Such notice also instructs you as to how you may submit your proxy on the internet. By accessing and reviewing the proxy materials on the internet, you will save us the cost of printing and mailing these materials to you and reduce the impact of such printing and mailing on the environment. However, if you would like to receive a paper copy of our proxy materials, please follow the instructions for requesting such materials provided in the Notice of Internet Availability of Proxy Materials.

          SEC rules allow us to deliver a single copy of an annual report, proxy statement, or Notice of Internet Availability of Proxy Materials to two or more Stockholders that share the same household address. If you received multiple copies and would like to receive only one copy per household in the future, or if you received only one copy and would like to receive multiple copies in the future, you should contact your bank, broker or other nominee record holder, or, if you are a record holder, contact Amy Becker, Company Secretary, Donaldson Company, Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299 or call 952-887-3984.

What am I voting on and what does the Board recommend?

1.	The election of three Directors;

2.	A non-binding advisory vote on the compensation of our Named Executive Officers (the “Say-on-Pay Proposal”); and

3.	The ratification of the appointment of our independent registered public accounting firm for the fiscal year ending July 31, 2015.

The Board recommends a vote:

•	FOR each of the Directors;

•	FOR the Say-on-Pay Proposal; and

•	FOR the ratification of the appointment of our independent registered public accounting firm.

How do I vote if I am a Stockholder of record?

If you are a Stockholder of record you may vote using any ONE of the following methods:

•	VOTE BY PHONE TOLL FREE 1-800-690-6903

•	VOTE BY INTERNET — http://www.proxyvote.com

•	VOTE BY PROMPTLY COMPLETING, SIGNING AND MAILING YOUR PROXY CARD (if you received paper copies of the proxy materials)

•	VOTE BY CASTING YOUR VOTE IN PERSON AT THE MEETING

          If you participate in the Donaldson Dividend Reinvestment Program or in the Donaldson Employee Stock Purchase Program administered by the transfer agent, your shares in those programs have been added to your other holdings and are included in your proxy materials.

How do I vote if I hold stock through a Donaldson Employee benefit plan?

          We have added the shares of Common Stock held by participants in Donaldson’s Employee benefit plans to the participants’ other holdings shown on their proxy materials. Donaldson’s Employee benefit plans are the Employee Stock Ownership Plan, the PAYSOP, and the Donaldson Company, Inc. Retirement Savings Plan (the “401(k) Plan”).

          If you hold stock through Donaldson’s Employee benefit plans, voting your proxy using one of the first three methods above also serves as confidential voting instructions to the plan trustee, Fidelity Management Trust Company (“Fidelity”). Fidelity will vote your Employee benefit plan shares as directed by you provided that your proxy vote is RECEIVED BY NOVEMBER 18, 2014.

          Fidelity also will vote the shares allocated to individual participant accounts for which it has not received instructions, as well as shares not so allocated, in the same proportion as the directed shares are voted.

How do I vote if my shares are held in a brokerage account in my broker’s name (i.e., street name)?

          If your shares are held in a brokerage account in your broker’s name (street name), you should follow the voting directions provided by your broker or nominee. If you do so, your broker or nominee will vote your shares as you have directed.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or proxy card?

          It means that you have multiple accounts with banks or stockbrokers or with the transfer agent. PLEASE VOTE ALL OF YOUR SHARES.

What if I change my mind after I vote my shares?

          If you are a Stockholder of record you can revoke your proxy at any time before it is voted at the meeting by:

•	Sending written notice of revocation to the Company Secretary;

•	Submitting a properly signed proxy card with a later date;

•	Voting by telephone or internet at a time following your prior telephone or internet vote; or

•	Voting in person at the Annual Meeting.

          If your shares are held in a brokerage account in your broker’s name (street name), you should contact your broker or nominee for information on how to revoke your voting instructions and provide new voting instructions.

How are the votes counted?

•	For Item 1, the election of Directors, you may vote for all of the nominees, withhold your vote from all of the nominees or withhold your vote from a specifically designated nominee.

•	For Item 2, the Say-on-Pay Proposal, you may vote (or abstain) by choosing For, Against or Abstain.

•	For Item 3, the ratification of the appointment of our independent registered public accounting firm, you may vote (or abstain) by choosing For, Against or Abstain.

          If you abstain from Items 2 and 3 your shares will be counted as present at the meeting for the purposes of determining a quorum, and they will be treated as shares not voted on the specific proposal. This means that for Items 2 and 3, abstentions have the same effect as a vote against such item.

          If you hold shares in street name and do not provide voting instructions to your broker, your broker will not vote your shares on any proposal where the broker does not have discretionary authority to vote. In such a situation, the shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to the matter requiring discretionary authority. New York Stock Exchange (“NYSE”) rules permit brokers discretionary authority to vote on Item 3 if they do not receive instructions from the street name holder of the shares. As a result, if you do not vote your street name shares, your broker has authority to vote on Item 3 on your behalf.

          We use an independent inspector of elections, Broadridge Investor Communication Solutions, Inc., which tabulates the votes received.

What if I do not specify how I want my shares voted?

          If you do not specify on your returned proxy card or through the telephone or internet prompts how you want to vote your shares, your shares will be voted FOR the election of all Director nominees, FOR the Say-on-Pay Proposal, and FOR the ratification of the appointment of the independent registered public accounting firm.

How many shares must be present to hold the meeting?

          A quorum must be present for the meeting to be valid. This means that at least a majority of the shares outstanding as of the record date must be present. We will count you as present if you:

•	Have properly voted your proxy by telephone, internet, or mailing of the proxy card;

•	Are present and vote in person at the meeting; or

•	Hold your shares in street name (as discussed above) and your broker uses its discretionary authority to vote your shares on Item 3.

How many votes are needed to approve each item?

          Our Bylaws provide for a majority voting standard for the election of Directors in uncontested Director elections. A nominee for Director in an uncontested election will be elected to the Board if the votes cast FOR such nominee’s election exceed 50% of the number of votes cast with respect to such nominee. Votes cast with respect to a nominee include votes to withhold authority. Directors will be elected by a plurality vote at a Stockholder meeting if:

•

The Secretary of the Company receives a notice that a Stockholder has nominated a person for election to the Board in compliance with the advance notice requirements for Stockholder nominees set forth in the Bylaws; and

•	Such nomination has not been withdrawn by such Stockholder prior to the 10th day preceding the date the Company first mails its notice of meeting for such meeting to the Stockholders.

          In order for the Say-on-Pay Proposal and the proposal to ratify the appointment of the independent registered public accounting firm to be approved, the affirmative vote of a majority of the shares of the Company’s Common Stock entitled to vote and represented at the meeting in person or by proxy is required.

How will voting on any other business be conducted?

          We do not know of any business to be considered at the 2014 Annual Meeting of Stockholders other than the proposals described in this Proxy Statement. If any other business is properly presented at the Annual Meeting, your shares will be voted by the holders of the proxies in their discretion.

Who may attend the meeting?

          All Donaldson Stockholders of record as of the close of business on September 24, 2014 may attend.

Where do I find the voting results of the meeting?

          We will publish the voting results in a Form 8-K to be filed with the SEC within four business days of the meeting.

How do I submit a Stockholder proposal?

          If you wish to include a proposal in the Company’s Proxy Statement for its 2015 Annual Meeting of Stockholders, you must submit the proposal in writing so that it is received no later than June 9, 2015. Please send your proposal to Amy Becker, Company Secretary, Donaldson Company, Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299.

          Under our Bylaws, if you wish to nominate a Director or bring other business before the Stockholders at our 2015 Annual Meeting without having your proposal included in our Proxy Statement:

•	You must notify the Company Secretary of the Company in writing between July 24, 2015 and August 23, 2015.

•

Your notice must contain the specific information required in our Bylaws. If you would like a copy of our Bylaws, we will send you one without charge. Please write to the Company Secretary at the address shown above.

Who pays for the cost of proxy preparation and solicitation?

          We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders. We are soliciting proxies primarily by mail, email, and the internet. In addition, our Directors, Officers and other Employees may solicit proxies by email, telephone, facsimile, or personally. These individuals will receive no additional compensation for their services other than their regular salaries.

SECURITY OWNERSHIP

          Set forth below is information regarding persons known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company based on the number of shares of Common Stock outstanding on September 24, 2014.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Columbia Wanger Asset Management, LLC	11,771,300(2)	8.5
227 West Monroe Street, Suite 3000
Chicago, IL 60606

State Farm Mutual Automobile Insurance Company	10,332,040(3)	7.5
One State Farm Plaza
Bloomington, IL 61710

The Vanguard Group	8,809,559(4)	6.4
100 Vanguard Boulevard
Malvern, PA 19355

BlackRock, Inc.	8,076,022(5)	5.8
40 East 52nd Street
New York, NY 10022

(1)

Fidelity Management Trust Company, as the trustee of the Company’s Retirement Savings Plan - 401(k) Profit Sharing and ESOP/PAYSOP Plan, held 7,026,813 shares, or 5.1%, of the Company’s Common Stock as of September 24, 2014. Fidelity disclaims beneficial ownership of the shares claiming that it holds the shares solely for the benefit of the Employee participants, and that it does not have the power to vote or dispose of those shares except as directed by the Employee participants. Fidelity’s business address is 82 Devonshire Street, Boston, MA, 02109.

(2)

Based on information provided in a Schedule 13G/A filed jointly with the SEC on February 6, 2014, Columbia Wanger Asset Management, LLC (“CWAM”), an investment advisor, reported that it has sole power to vote or direct the vote of 11,111,300 shares and sole power to dispose of or direct the disposition of 11,771,300 shares. The shares reported include shares held by Columbia Acorn Fund, a Massachusetts business trust, that is advised by CWAM. According to the Schedule 13G, Columbia Acorn Fund held 5.6% of the shares of the Company as of December 31, 2013. CWAM disclaims beneficial ownership of any shares reported.

(3)

Based on information provided in a Schedule 13G/A jointly filed with the SEC on February 12, 2014 by State Farm Mutual Automobile Insurance Company, an insurance company (“Auto Company”) and certain of its subsidiaries and affiliates: Auto Company reported that it has sole power to vote or direct the vote of and sole power to dispose of or direct the disposition of 6,054,000 shares; State Farm Life Insurance Company, an insurance company (“SFLIC”), reported that it has sole power to vote or direct the vote of and sole power to dispose of or direct the disposition of 609,600 shares; State Farm Investment Management Corp., an investment adviser and registered transfer agent (“SFIMC”), reported that it has sole power to vote or direct the vote of and sole power to dispose of or direct the disposition of 228,600 shares; State Farm Insurance Companies Employee Retirement Trust (“SF Retirement Trust”) reported that it has sole power to vote or direct the vote of and sole power to dispose of or direct the disposition of 2,527,400 shares; and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees (“SF Thrift Plan”) reported that it has sole power to vote or direct the vote of and sole power to dispose of or direct the disposition of 912,440 shares. Auto Company is the parent company of multiple wholly owned insurance company subsidiaries, including SFLIC. Auto Company is also the parent company of SFIMC. SFIMC serves as transfer agent and investment adviser to three Delaware business trusts that are registered investment companies. Auto Company also sponsors SF Retirement Trust and SF Thrift Plan, two qualified retirement plans, for the benefit of its employees. Auto Company has established an investment department that is directly or indirectly responsible for managing or overseeing the management of the investment and reinvestment of assets owned by each entity that has joined in filing the Schedule 13G. The investment department is responsible for voting proxies or overseeing the voting of proxies related to the shares of each entity that joined in the filing. Each insurance company included in the filing and SFIMC have established an investment committee that oversees the activities in managing that firm’s assets and the trustees of the qualified plans perform a similar role in overseeing the investment of each plan’s assets. Each of the reporting persons expressly disclaims beneficial ownership as to all shares as to which such person has no right to receive the proceeds of sale of the shares and disclaims that it is part of a group.

(4)

Based on information provided in a Schedule 13G/A filed with the SEC on February 12, 2014 by The Vanguard Group, Inc., an investment adviser (“Vanguard”) reported that it had sole power to vote 87,992 shares, sole power to dispose of 8,731,667 shares and shared power to dispose of 77,892 shares. Each of Vanguard Fiduciary Trust Company (“Vanguard Trust”) and Vanguard Investments Australia, Ltd. (“Vanguard Investments”) are wholly owned subsidiaries of Vanguard. Vanguard Trust is the beneficial owner of 77,892 shares, as a result of its service as investment manager of collective trust accounts and Vanguard Investments is the beneficial owner of 10,100 shares, as a result of its serving as investment manager of Australian investment offerings.

(5)

Based on information provided in a Schedule 13G/A filed with the SEC on January 28, 2014, BlackRock, Inc., a parent holding company, reported that it has sole power to vote or directing the vote of and sole power to dispose of or direct the disposition of 8,076,022 shares.

          The following table shows information regarding the beneficial ownership of the Company’s Common Stock and information concerning deferred restricted stock units, deferred share units under stock option exercises and phantom stock units beneficially owned, as of September 10, 2014, by each Director, each of the Named Executive Officers (“NEOs” as identified on page 21) and all Executive Officers (“Officers”) and Directors of the Company as a group. The shares listed in the table as beneficially owned include (i) shares over which a person has sole or shared voting power, or sole or shared power to invest or dispose of the shares, whether or not a person has any economic interest in the shares; (ii) deferred stock units that have vested and been deferred, as to which the beneficial owner has no voting or investment power; and (iii) shares subject to options exercisable within 60 days of September 10, 2014. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares held by such beneficial owner, and the shares are not subject to any pledge.

Name of Beneficial Owner	Total Amount and Nature of Beneficial Ownership of Common Shares (1)(2)(3)(4)(5)	Percent of Common Shares	Deferred Stock Units Included in Total Amount Column (3)	Exercisable Options Included in Total Amount Column
William M. Cook	2,122,463	1.5	651,014	873,683
James F. Shaw	61,275	*	—	46,501
Tod Carpenter	172,779	*	—	101,767
Jay L. Ward	232,188	*	—	141,297
Wim Vermeersch	36,567	*	—	26,834
F. Guillaume Bastiaens	241,554	*	—	106,023
Janet M. Dolan	223,887	*	—	102,839
Jeffrey Noddle	187,439	*	—	106,668
John P. Wiehoff	137,138	*	—	100,800
Michael J. Hoffman	125,367	*	—	100,800
Paul D. Miller	103,862	*	—	72,433
Willard D. Oberton	98,273	*	—	86,400
Ajita G. Rajendra	36,884	*	—	28,800
James J. Owens	5,442	*	—	3,600
Andrew Cecere	1,652	*	—	1,200
All Other Officers	350,613	*	47,950	190,688
Directors and Officers as a Group	4,136,183	3.0	698,964	2,089,133

*Less than 1%

(1)

Includes all beneficially owned shares, including restricted shares, shares for Non-Employee Directors held in trust, shares underlying the units listed under the Deferred Stock Units column and the shares underlying options exercisable within 60 days, as listed under the Exercisable Options column.

(2)

Includes the following shares held in the Employee Stock Ownership and Retirement Savings Plan trust: Cook, 96,636 shares; Shaw, 3,601 shares; Carpenter, 8,054 shares; Ward, 14,704 shares; Vermeersch, 0 shares; and all Directors and Officers as a group, 144,893 shares. Voting of shares held in the Employee Stock Ownership and Retirement Savings Plan trust is passed through to the participants. Also includes the following shares held in the Deferred Compensation and 401(k) Excess Plan trust: Cook, 38,044 shares; Shaw, 765 shares; Carpenter, 1,836 shares; Ward, 2,439 shares; Vermeersch, 0 shares; and all Directors and Officers as a group, 53,839 shares. Voting of shares held in the Deferred Compensation and 401(k) Excess Plan trust is passed through to the participants.

(3)

Deferred stock units that have vested and been deferred are included in the beneficial ownership totals and in the percent of ownership (columns 1 and 2), however, the beneficial owner has no voting or investment power. The Deferred Stock Units column includes phantom stock units allocated to Employees earning in excess of the limits established by the Internal Revenue Code for the qualified Employee Stock Ownership Plan that distributed shares in trust for Employees during the period from 1987 to 1996. Phantom stock units are held in the following amounts: Cook, 11,608 units; and all Directors and Officers as a group, 11,608 units.

The Deferred Stock Units column also includes deferred restricted stock units under the Deferred Compensation and 401(k) Excess Plan in the following amounts: Cook, 54,646 units; and all Directors and Officers as a group, 69,015 units.

The Deferred Stock Units column also includes deferred stock units under the Deferred Compensation and 401(k) Excess Plan for exercises of stock options where the executive has previously elected to defer the receipt of the underlying shares. Deferred stock option gain units are held in the following amounts: Cook, 402,775 units; and all Directors and Officers as a group, 402,775 units.

The Deferred Stock Units column also includes deferred stock units under the Deferred Compensation and 401(k) Excess Plan for deferral of shares awarded under the long term compensation plan under the 1991 Master Stock Compensation Plan and the 2001 Master Stock Incentive Plan, where the executive has previously elected to defer the receipt of the underlying shares. Deferred stock units are held in the following amounts: Cook, 181,985 units; and all Directors and Officers as a group, 215,566 units.

(4)

Includes the following shares held in the Non-Employee Director’s deferred stock account trust: Bastiaens, 21,725 shares; Dolan, 53,311 shares; Noddle, 46,161 shares; Wiehoff, 35,938 shares; Miller, 30,629 shares; Hoffman, 24,567 shares; Oberton, 9,873 shares; Rajendra, 7,884 shares; Owens, 1,842 shares; Cecere, 452 shares; and all Directors and Officers as a group, 232,382 shares. Voting of shares held in the deferred stock account trust is passed through to the participants.

(5)	Includes 316,430 shares held in a family limited liability limited partnership indirectly controlled by Mr. Cook for which he has voting and investment power.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and Officers to file initial reports of ownership and reports of changes in ownership with the SEC. To the Company’s knowledge, based on a review of copies of such forms and representations furnished to the Company during Fiscal 2014, all Section 16(a) filing requirements applicable to the Company’s Directors and Officers were satisfied.

ITEM 1: ELECTION OF DIRECTORS

          The Bylaws of the Company provide that the Board of Directors shall consist of not less than 3 nor more than 15 Directors and that the number of Directors may be changed from time to time by the affirmative vote of a majority of the Directors. The Board of Directors currently consists of 12 Directors. Vacancies and newly created directorships resulting from an increase in the number of Directors may be filled by a majority of the Directors then in office and the Directors so chosen will hold office until the next election of the class for which such Directors shall have been chosen and until their successors are elected and qualified. Directors are elected for a term of three years with positions staggered so that approximately one-third of the Directors are elected at each Annual Meeting of Stockholders.

          The Directors with terms expiring at the 2014 Annual Meeting of Stockholders are F. Guillaume Bastiaens, Janet Dolan, Tod E. Carpenter, Jeffrey Noddle, and Ajita G. Rajendra. In accordance with the policy in our Corporate Governance Guidelines that a non-employee Director shall not be re-nominated as a Director after serving six consecutive three-year terms, Mr. Bastiaens and Ms. Dolan (each having served six three-year terms) will be retiring from the Board and will not be standing for election at the 2014 Annual Meeting of Stockholders. The Board of Directors has decided to decrease the size of the Board to 10 Directors (from 12) upon the expiration of Mr. Bastiaens’ and Ms. Dolan’s terms at the meeting.

          The Corporate Governance Committee and the Board of Directors reviewed and considered the qualifications and service of the three remaining Directors in the class of Directors whose three-year terms expire at the 2014 Annual Meeting of Stockholders and approved their nomination to stand for re-election to the Board.

          Each of the nominees has agreed to serve as a Director if elected. The Board of Directors has no reason to believe that any of the nominees will be unavailable or unable to serve, but in the event a nominee is not a candidate at the meeting, the persons named in the proxy intend to vote in favor of the remaining nominee or nominees and such other person or persons, if any, as they may determine.

Board Recommendation

          The Board of Directors recommends that Stockholders vote FOR the election of Mr. Carpenter, Mr. Noddle, and Mr. Rajendra for three-year terms expiring in 2017.

Information Regarding Directors

          The Director nominees and the Directors whose term in office will continue after the meeting have provided information about themselves in the following section. SEC rules require us to discuss briefly the specific experience, qualifications, attributes, or skills that led the Board to conclude that each Director nominee and Director should serve on our Board of Directors. This discussion is provided in a separate paragraph following each Director’s biography in the following sections.

Directors with Terms Expiring in 2014

Name	Principal Occupation and Business Experience and Key Attributes and Skills
Tod E. Carpenter Age – 55 Director since 2014

Chief Operating Officer (2014). Previously, Senior Vice President, Engine Products (2011-2014), Vice President, Europe and Middle East (2008-2011), Vice President, Global Industrial Filtration Systems (2006-2008).

Tod Carpenter brings to the Board a wealth of general management and global leadership experience. Tod joined Donaldson in 1996. Since then, his roles have included driving strategic growth initiatives, launching innovative proprietary products, and strengthening relationships with the Company’s key global Customers. In addition to his leadership roles at Donaldson, Tod served on the Board of the American Chamber of Commerce in Belgium. Tod has a Bachelor’s Degree in Manufacturing Technology from Indiana State University and an M.B.A. from Long Beach State University.

Jeffrey Noddle Age – 68 Director since 2000

Served as Executive Chairman (2009–2010) of SUPERVALU INC., a food retailer and provider of distribution and logistics support services, until his retirement in 2010. Previously served as SUPERVALU’s Chairman and Chief Executive Officer (2002–2009). Also a Director of Ameriprise Financial, Inc., and the Clorox Company.

Jeff Noddle brings to the Board his public company expertise in growing and leading one of the largest grocery retail companies and leading food distributors in the United States as its CEO and Chairman. Jeff provides valuable operational and supply chain insights as well as strategic leadership and human resources guidance from his more than 30 years with SUPERVALU. Jeff is an experienced public company Director having served as Chairman and Director of SUPERVALU and as a Director of Donaldson Company since 2000, Ameriprise since 2005, and the Clorox Company since 2013. Jeff also serves on the Board of Overseers of the Carlson School of Management at the University of Minnesota, and served as Chair of the 2009 Greater Twin Cities United Way campaign. Jeff holds a Bachelor’s degree from the University of Iowa.

Directors with Terms Expiring in 2014 (continued)

Name	Principal Occupation and Business Experience and Key Attributes and Skills
Ajita G. Rajendra Age – 62 Director since 2010

Chairman (2014), President and Chief Executive Officer (2013) of A.O. Smith Corporation, a global water technology company and manufacturer of residential and commercial water heating equipment. Previously, President and Chief Operating Officer (2011–2012); Executive Vice President (2006–2011); Senior Vice President (2005–2006); President, A.O. Smith Water Products Company (2005–2011). Also a Director of A.O. Smith Corporation and the Timken Company.

Ajita Rajendra brings to the Board his public company leadership experience in his position as President and Chief Executive Officer of A.O. Smith. Ajita has valuable manufacturing experience in various categories, including consumer durables, industrial products, and appliances. Previously, Ajita has been the President of the A.O. Smith Water Products Company with global experience leading businesses and negotiating acquisitions and joint ventures. Ajita is originally from Sri Lanka, received a B.S. degree in Chemical Engineering at the Indian Institute of Technology, Madras, India and an M.B.A. degree from Carnegie Mellon University.

Directors with Terms Expiring in 2015

Name	Principal Occupation and Business Experience and Key Attributes and Skills
Andrew Cecere Age – 54 Director since 2013

Vice Chairman and Chief Financial Officer (2007) of U.S. Bancorp, a financial services provider. Previously, Vice Chairman, Wealth Management (2001–2007); Chief Financial Officer of the former U.S. Bancorp (2000–2001); and Vice Chairman of U.S. Bank (1999–2000).

Andy Cecere brings to the Board his valuable financial and management experience as Vice Chairman and CFO of U.S. Bancorp, the parent company of U.S. Bank National Association, the 5th largest commercial bank in the United States. U.S. Bank provides banking, brokerage, insurance, investment, mortgage, trust, and payment services products to consumers, businesses, and institutions. Andy has over 28 years of experience with U.S. Bancorp, including serving as Vice Chairman of Wealth Management and leading key banking, trust, insurance, and advisory businesses. He currently serves on U.S. Bancorp’s Managing Committee and is Chairman of the Asset Liability Policy Committee and the Market Risk Committee. He also serves on the Board of Overseers of the Carlson School of Management at the University of Minnesota. Andy has a Bachelor’s degree in Business Administration and Finance from the University of St. Thomas, and an M.B.A. degree from the Carlson School of Management at the University of Minnesota.

William M. Cook Age – 61 Director since 2004

Chairman (2005), President, and Chief Executive Officer of the Company since 2004. Previously, Senior Vice President, International (2000–2004) and Chief Financial Officer (2001–2004); and Senior Vice President, Commercial and Industrial (1996–2000). Also a Director of IDEX Corporation and Valspar Corporation.

Bill Cook brings to the Board his industry experience for the past 33 years at Donaldson Company where he has held a wide range of financial and business positions with global responsibilities. Bill is an experienced public company Board member having served on the Donaldson Board since 2004 and as an independent public company Director for IDEX since 2008 and Valspar since 2010. Bill also has valuable Board experience from his past service to various charitable organizations. Bill has a B.S. degree in Business Management and an M.B.A. degree from Virginia Tech.

Directors with Terms Expiring in 2015 (continued)

Name	Principal Occupation and Business Experience and Key Attributes and Skills
Admiral Paul David Miller Age – 72 Director since 2001

Served as Chairman (1999–2005) of Alliant Techsystems Inc. (ATK), an aerospace and defense company, until his retirement in 2005. Previously, Chief Executive Officer (1999–2003) and President (2000–2001). Prior to his retirement from the U.S. Navy following a 30 year career, Admiral Miller served as Commander-in-Chief, U.S. Atlantic Command and NATO Supreme Allied Commander-Atlantic. Also a Director of Teledyne Technologies, Incorporated and Huntington Ingalls Industries, Inc.

Paul David Miller brings to the Board his expertise in leadership, strategy, and risk management. Admiral Miller also adds the expertise and insights from his distinguished 30-year career in the United States Navy. Prior to his retirement, he was Commander-in-Chief, U.S. Atlantic Command, one of five U.S. theater commands, and served concurrently as NATO Supreme Allied Commander-Atlantic. Admiral Miller transferred those skills successfully to the business world, including his term as CEO and Chairman of ATK. Admiral Miller is an experienced public company Board member having served on the Donaldson Board since 2001, Teledyne Technologies since 2001 and Huntington Ingalls Industries, Inc. since 2011. Admiral Miller has a Bachelor’s degree from Florida State University, completed the U.S. Navy War College, and has an M.B.A. degree from the University of Georgia.

James J. Owens Age – 50 Director since 2013

President and Chief Executive Officer (2010) of H.B. Fuller Company, a leading global adhesives provider. Previously, Senior Vice President, Americas (2010) and Senior Vice President, North America (2008–2010). Also a Director of H.B. Fuller Company.

Jim Owens brings to the Board his 27 plus years of experience in global manufacturing businesses. He spent 22 years with National Starch’s adhesives business, a division of ICI (Imperial Chemical Industries Limited), in a variety of positions, including serving as Corporate Vice President and General Manager (2004–2008) and as Vice President and General Manager of the Europe/Middle East and Africa adhesives business. As President and CEO of H.B. Fuller Company, Jim has global leadership experience and public company Board experience. Jim also currently serves on the Board of Overseers of the Carlson School of Management at the University of Minnesota. Jim has a Bachelor’s degree in Chemical Engineering from the University of Delaware and an M.B.A. degree from The Wharton School, University of Pennsylvania.

Directors with Terms Expiring in 2016

Name	Principal Occupation and Business Experience and Key Attributes and Skills
Michael J. Hoffman Age – 59 Director since 2005

Chairman (2006), Chief Executive Officer (2005), and President (2004) of The Toro Company, a provider of outdoor maintenance and beautification products. Previously, Group Vice President (2001–2004); and Vice President and General Manager (2000–2001).

Mike Hoffman brings to the Board his expertise as a public company leader at The Toro Company where he started in 1977 and is now CEO, President and Chairman of the Board. Mike adds valuable marketing and strategic planning experience working for a company that has a strongly branded identity. Mike is an experienced public company Board member having served on the Boards of Donaldson and Toro since 2005. Mike also currently serves on the Board of Overseers of the Carlson School of Management at the University of Minnesota. He is a past Board member of the Greater Twin Cities United Way. Mike has a Bachelor’s degree in Marketing Management from the University of St. Thomas and an M.B.A degree from the University of Minnesota – Carlson School of Management.

Directors with Terms Expiring in 2016 (continued)

Name	Principal Occupation and Business Experience and Key Attributes and Skills
Willard D. Oberton Age – 56 Director since 2006

Chairman (2014) and Chief Executive Officer (2002) of Fastenal Company, an industrial and construction supplies company. Previously, President (2001–2012); Chief Operating Officer (1997–2002); and Executive Vice President (2000–2001). Also a Director of Fastenal Company.

Will Oberton brings to the Board his expertise as a public company leader at Fastenal Company. Will started at Fastenal in 1980 and served in various sales, operational, and management roles until he was named President in 2001 and CEO in 2002. Will was named 2006 CEO of the Year by Morningstar, Inc. Will is an experienced public company Board member having served on Donaldson’s Board since 2006 and the Fastenal Board since 1999. Will also serves on the Board of Wincraft Inc., a privately held company. Will has a Marketing degree from St. Cloud Technical and Community College.

John P. Wiehoff Age – 53 Director since 2003	Chairman (2007), Chief Executive Officer (2002), and President (1999) of C.H. Robinson Worldwide, Inc., a transportation, logistics, and sourcing company. Also a Director of Polaris Industries Inc.

John Wiehoff brings to the Board his expertise as a public company leader at C.H. Robinson. John has significant public company financial experience, first as a CPA at a large public accounting firm and subsequently in various leadership positions in the financial organization at C.H. Robinson, including serving as its CFO prior to becoming CEO. John adds valuable supply chain, logistics, and international expertise working for a company that is a global provider of multimodal transportation services and logistics services. John is an experienced public company Board member having served on the C.H. Robinson Board since 2001, the Donaldson Board since 2003 and the Polaris Industries Board since 2007. John has a B.S. degree from St. John’s University.

CORPORATE GOVERNANCE

Board Oversight and Director Independence

          Donaldson’s Board believes that a primary responsibility of the Board of Directors is to provide effective governance over Donaldson’s business. The Board selects the Chairman of the Board and the Chief Executive Officer and monitors the performance of senior management to whom it has delegated the conduct of the business. The Board has adopted a set of Corporate Governance Guidelines to assist in its governance, and the complete text of Donaldson’s Corporate Governance Guidelines is available on the Investor Relations page of our website at www.donaldson.com under Corporate Governance.

          Our Corporate Governance Guidelines provide that a significant majority of our Directors will be Non-Employee Directors who meet the independence requirements of the NYSE. The Corporate Governance Guidelines also require that our Corporate Governance, Audit, and Human Resources Committees be comprised entirely of Non-Employee Directors who meet all of the independence and experience requirements of the NYSE and SEC.

          The Board has established the following independence standards consistent with the current listing standards of the NYSE for determining independence:

•	A Director will not be considered independent if, within the preceding three years:

	•	The Director was an Employee of Donaldson, or an immediate family member of the Director was an Executive Officer of Donaldson;

•

The Director or an immediate family member of the Director has received during any 12-month period more than $120,000 in direct compensation from us (other than Director and Committee fees and pension or other forms of deferred compensation for prior service to us);

	•	An Executive Officer of Donaldson was on the Compensation Committee of a company which, at the same time, employed the Director or an immediate family member of the Director as an Executive Officer;

•

The Director was an Executive Officer or Employee of, or an immediate family member of the Director was an Executive Officer of, another company that does business with us and the annual revenue derived from that business by either company exceeds the greater of (i) $1,000,000 or (ii) 2% of the annual gross revenues of such company; or

	•	The Director or an immediate family member of the Director has been affiliated with or employed in a professional capacity by our independent registered public accounting firm.

          The Board has evaluated the transactions and relationships between each of our Non-Employee Directors and the Company, including those companies where Directors serve as an Officer. All transactions and relationships were significantly below the thresholds described above and all involved only the ordinary course of business purchase and sale of goods and services at companies where Directors serve as an Officer. Based on this review and the information provided in response to annual questionnaires completed by each independent Director regarding employment, business, familial, compensation, and other relationships with the Company and management, the Board has determined that every Director, with the exception of Bill Cook who is an Employee Director, and Tod Carpenter who is an Employee Director, (i) has no material relationship with Donaldson, (ii) satisfies all of the SEC and NYSE independence standards and our Board-approved independence standards and (iii) is independent. The Board also has determined that each member of its Corporate Governance, Audit, and Human Resources Committees is an independent Director.

Policy and Procedures Regarding Transactions with Related Persons

          Our Board of Directors, upon the recommendation of the Corporate Governance Committee, has adopted a written Related Person Transaction Policy. This policy delegates to our Audit Committee responsibility for reviewing, approving, or ratifying transactions with certain “related persons” that are required to be disclosed under the rules of the SEC. Under the policy, a “related person” includes any of the Directors or Officers of the Company, certain Stockholders and members of their immediate family.

          Our Related Person Transaction Policy applies to transactions that involve a related person where we are a participant and the related person has a material direct or indirect interest. Certain types of transactions have been evaluated and preapproved by the Board under the policy:

•	Any transaction in the ordinary course of business in which the aggregate amount involved will not exceed $120,000;

•	Any transaction where the related person’s interest arises solely from being a Stockholder and all Stockholders receive the same benefit on a pro rata basis; and

•

Any transaction with another company at which a related person’s only relationship is as an Employee, Director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of (i) $500,000 or (ii) 1% of that company’s or Donaldson’s total annual revenues.

Board Leadership Structure

          Our Corporate Governance Guidelines provide that the Board is not required to separate the offices of Chairman of the Board and CEO. Our Board has the right to exercise its judgment to choose the Chairman as it deems best for the Company at any point in time. Currently, Bill Cook serves as both Chairman of the Board and CEO. Since the position of Chairman is not held by an independent Director, the Board has provided in the Corporate Governance Guidelines that it will appoint an independent Director to serve as the Lead Director. Currently Janet Dolan, the Chair of the Corporate Governance Committee, serves as the Lead Director. Following Ms. Dolan’s planned retirement from the Board upon the expiration of her term at the 2014 Annual Meeting of Stockholders, the Board will appoint a new Lead Director. The Lead Director’s duties include coordinating the activities of the independent Directors, coordinating the agenda for and moderating executive sessions of the Board’s independent Directors, and facilitating communications between the other members of the Board. In performing these duties, the Lead Director is expected to consult with the Chairpersons of the appropriate Board Committees and solicit their participation in order to avoid diluting the authority or responsibilities of such Committee Chairperson.

          The Board and its Corporate Governance Committee have carefully assessed the issue of a division of the responsibilities of Chairman and CEO and its application specifically to Donaldson and have determined that our current Board structure ensures a strong and independent Board of Directors and provides good governance and creation of long-term value for our Stockholders. Our Board includes ten independent Directors, all of whom have served in significant management and/or Board capacities at other public companies. Bill Cook and Tod Carpenter are the only Employee Directors on the Board. Tod Carpenter joined the Board on April 1, 2014 following his appointment as the Chief Operating Officer of the Company. All of our Board Committees are restricted to only the independent Directors.

          The Chairman and CEO is fully accountable to the Board, its Committees, and the Lead Director. This division of power is effective in ensuring that good principles of corporate governance will continue to be followed. The independent Directors meet in executive session at every Board and Committee meeting and have the authority to ensure that the proper balance of power, authority, and transparency is maintained in all aspects of governance at Donaldson. We believe our Board leadership structure effectively supports the risk oversight function of our Board.

Risk Oversight by Board of Directors

          Our Board of Directors has responsibility for the oversight of risk management. The Board, either as a whole or through its Committees, regularly discusses with management the Company’s risk assessments and risk management procedures and controls.

•

The Audit Committee has responsibility in its Charter to review the Company’s strategies, processes, and controls with respect to risk assessment and risk management and assists the Board in its oversight of risk management.

•

The Human Resources Committee has responsibility in its Charter to review and assess risk with respect to the Company’s compensation arrangements and practices, including with respect to incentive compensation.

•

The Corporate Governance Committee oversees risks associated with its areas of responsibility, including the risks associated with Director and CEO succession planning, Non-Employee Director compensation, and corporate governance practices.

          Our Board is kept abreast of the risk oversight efforts by its Committees through regular reports to our full Board by our Committee Chairs.

Meetings and Committees of the Board of Directors

          There were six meetings of the Board of Directors in Fiscal 2014. Each Director attended at least 75% of the aggregate of all meetings of the Board and its Committees on which she or he served during the year. It is our policy that Directors are expected to attend our Annual Meeting of Stockholders. Last year, all individuals then serving as Directors attended the Annual Meeting of Stockholders.

          The Board of Directors has three Committees:

•	Audit Committee

•	Human Resources Committee

•	Corporate Governance Committee

          Each of the Board Committees has a written Charter, approved by the Board, establishing the authority and responsibilities of the Committee. Each Committee’s Charter is posted on the Investor Relations page of our website at www.donaldson.com under the “Governance” caption. The following tables provide a summary of each Committee’s key areas of oversight, the number of meetings of each Committee during the last fiscal year, and the names of the Directors serving on each Committee.

Audit Committee

Responsibilities		Number of Meetings in Fiscal 2014: 8

•	Appoints and replaces the independent registered public accounting firm and oversees its work.	Directors who serve on the Committee:
John P. Wiehoff, Chair
•	Pre-approves all auditing services and permitted non-audit services to be performed by the independent auditor, including related fees.	Andrew Cecere Paul David Miller
Willard D. Oberton
•

Reviews with management and the independent auditor our annual audited financial statements and recommends to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

James J. Owens Ajita G. Rajendra

•	Reviews with management and the independent auditor our quarterly financial statements and the associated earnings news releases.

•	Reviews with management and the independent auditor significant reporting issues and judgments relating to the preparation of our financial statements, including internal controls.

•	Reviews with management and the independent auditor our critical accounting policies and practices and major issues regarding accounting principles.

•	Reviews the Company’s strategies, processes, and controls with respect to risk assessment and risk management and assists the Board in its oversight of risk management.

•	Reviews the appointment, performance, and replacement of the senior internal audit executive and reviews the CEO’s and CFO’s certification of internal controls and disclosure controls.

•	Reviews the Company’s compliance programs and procedures for the receipt, retention, and handling of complaints regarding accounting, internal controls, and auditing matters.

Human Resources Committee

Responsibilities		Number of Meetings in Fiscal 2014: 5

•	Reviews and approves the CEO’s compensation, leads an annual evaluation of the CEO’s performance, and determines the CEO’s compensation based on this evaluation.	Directors who serve on the Committee: Jeffrey Noddle, Chair
F. Guillaume Bastiaens
•	Reviews and approves executive compensation plans and all equity-based plans.	Michael J. Hoffman
Ajita G. Rajendra
•	Reviews and approves incentive compensation goals and performance measurements applicable to our Officers.

•	Reviews the Company’s compensation risk analysis.

•	Reviews and recommends that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and Form 10-K.

          The Human Resources Committee has the authority to retain independent compensation consultants to assist in the analysis of our executive compensation program. The Committee’s practice has been to engage an independent executive compensation consultant to conduct a complete review of our executive compensation program every three years. During Fiscal 2014, the Committee decided to engage an independent compensation consultant to do an annual benchmarking review of our executive compensation program and to be available for Committee meetings as needed. The Committee engaged Mercer, a nationally known consulting firm, in July 2013, to perform a review of our executive compensation program. In its capacity as a compensation consultant to the Committee, Mercer reports directly to the Committee and the Committee retains sole authority to retain and terminate the consulting relationship. In Fiscal 2014, Mercer was engaged to assist in the analysis of our director compensation. Mercer received approximately $16,800 in fees from us in Fiscal 2014 in connection with services related to director compensation.

          The Human Resources Committee also engaged Mercer to complete a full review of our executive compensation program during Fiscal 2014. Mercer received approximately $83,900 in fees from us in Fiscal 2014 in connection with services related to executive compensation. Mercer disclosed to the Committee other services that it provides to the Company. Our Asia Pacific region engaged Mercer in Fiscal 2014 as a compensation consultant. Mercer received approximately $54,500 in fees from our Asia Pacific region in Fiscal 2014 in connection with its provision of other compensation-related services. In addition, Mercer is affiliated with other companies whose businesses are unrelated to the provision of compensation-related consulting services, including providing actuarial and other pension related services. These affiliated companies have been engaged by management as the Company’s actuary since 2002. We paid these affiliated companies approximately $285,000 for such services in Fiscal 2014. All of the additional services performed by Mercer and its affiliated companies were approved by management and performed at the direction of management in the ordinary course of business. In assessing the independence of Mercer, the Committee considered the factors contained in the applicable SEC and NYSE rules, including the amount and nature of the additional consulting work provided to the Company by Mercer. The Committee concluded that no conflict of interest exists that would prevent Mercer from independently advising the Committee.

Corporate Governance Committee

Responsibilities		Number of Meetings in Fiscal 2014: 2

•	Reviews and establishes the process for the consideration and selection of Director candidates and recommends Director candidates for election to the Board.	Directors who serve on the Committee:
Janet M. Dolan, Chair
•	Reviews and recommends the size and composition of the Board.	F. Guillaume Bastiaens
Michael J. Hoffman
•	Reviews and recommends the size, composition, and responsibilities of all Board Committees.	Paul David Miller Willard D. Oberton

•	Reviews and recommends policies and procedures to enhance the effectiveness of the Board, including those in the Corporate Governance Guidelines.

•	Oversees the Board’s annual self-evaluation process.

•	Reviews and recommends to the Board the compensation paid to the independent Non-Employee Directors.

Corporate Governance Guidelines

          Our Board has adopted a set of Corporate Governance Guidelines to assist it in carrying out its oversight responsibilities. These guidelines address a broad range of topics, including Director qualifications, Director nomination processes, term limits, Board and Committee structure and process, Board evaluations, Director education, CEO evaluation, CEO and management succession and development planning, and conflicts of interest. The complete text of the guidelines is available on the Investor Relations page of our website at www.donaldson.com under the Corporate Governance caption.

Code of Business Conduct and Ethics

          All of our Directors and Employees, including our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and other senior executives, are required to comply with our Code of Conduct to help ensure that our business is conducted in accordance with the highest standards of legal and ethical behavior. Employees are required to bring any violations and suspected violations of the code to Donaldson’s attention through management, the Company’s Compliance Committee, the Company’s legal counsel, or by using our confidential compliance helpline. Our toll-free U.S. compliance helpline number is 888-366-6031. Information on accessing the helpline from our international locations is available at www.donaldson.com. The full text of our Code of Conduct is posted on our website at www.donaldson.com.

Board Composition and Qualifications

          Our Corporate Governance Committee oversees the process for identifying and evaluating candidates for the Board of Directors. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Stockholders. General and specific guidelines for Director selection and qualification standards are detailed in the Corporate Governance Guidelines. The Committee will consider nominations from Stockholders under these standards if the nominations are timely received as described in this Proxy Statement.

Director Selection Process

          The Bylaws of the Company provide that the Board of Directors shall consist of not less than 3 nor more than 15 Directors and that the number of Directors may be changed from time to time by the affirming vote of a majority of the Directors. The Board of Directors has currently established the number of Directors constituting the entire Board at 12. Vacancies and newly created Directorships resulting from an increase in the number of Directors may be filled by a majority of the Directors then in office and the Directors so chosen will hold office until the next election of the class for which such Directors shall have been chosen and until their successors are elected and qualified. Directors are elected for a term of three years with positions staggered so that approximately one-third of the Directors are elected at each Annual Meeting of Stockholders. Based on a recommendation from the Corporate Governance Committee, each year the Board will recommend a slate of Directors to be presented for election at the Annual Meeting of Stockholders.

          The Corporate Governance Committee will consider candidates submitted by members of the Board, Director search firms, executives and our Stockholders, and the Committee will review such candidates in accordance with our Bylaws, Corporate Governance Guidelines, and applicable legal and regulatory requirements. The Committee’s process includes the consideration of the qualities listed in the Corporate Governance Guidelines, including that Directors should possess the highest personal and professional ethics, integrity, and values and be committed to representing the long-term interests of the Stockholders. The Committee reviews and discusses Director candidates on a regular basis at its Committee meetings. In identifying and recommending candidates for nomination by the Board as a Director of Donaldson, the Committee will consider appropriate criteria including current or recent experience as a Chairman of a Board, CEO or other senior executive, business expertise, and diversity factors. Diversity is meant to be interpreted broadly. It includes race, gender, and national origin and also includes differences of professional experience, global experience, education, and other individual qualities and attributes. The Committee also will consider general criteria such as independence, ethical standards, a proven record of accomplishment, and the ability to provide valuable perspectives and meaningful oversight. The Committee will work periodically with one or more nationally recognized search firms to assist in identifying strong Director candidates. Candidates recommended by Stockholders are evaluated in accordance with the same criteria as other candidates and recommendations should be submitted by following the same procedures as required to formally nominate a candidate.

          Our Bylaws provide that if a Stockholder proposes to nominate a candidate at the Annual Meeting of Stockholders, the Stockholder must give written notice of the nomination to our Corporate Secretary in compliance with the applicable deadline for submitting Stockholder proposals for the applicable Annual Meeting. The Stockholder must attend the meeting in person or by proxy. The Stockholder’s notice must set forth as to each nominee all information relating to the person whom the Stockholder proposes to nominate that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected). No Stockholders submitted Director nominations in connection with this year’s meeting.

Independent Director Executive Sessions and Evaluations

          The Chair of our Corporate Governance Committee currently is designated as Lead Director and presides over all meetings or executive sessions of the independent Directors. Our Corporate Governance Guidelines provide that the Lead Director shall be selected from the independent Directors serving on the Board. Our independent Directors meet in executive session without management present at each Board meeting. Likewise, all Board Committees regularly meet in executive session without management. The Board and each Committee conducted an evaluation of its performance in Fiscal 2014.

Communications with Directors

          The Company’s compliance helpline is in place for our Employees and others to direct their concerns to the Audit Committee, on a confidential and anonymous basis, regarding accounting, internal accounting controls, and auditing matters.

          In addition, we have adopted procedures for our Stockholders, Employees, and other interested parties to communicate directly with the members of the Board of Directors. You can communicate by writing to the Chair of the Audit Committee, the Chair of the Corporate Governance Committee, the independent Directors as a group, or the full Board, in the care of the office of the Company Secretary, Donaldson Company, Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299.

          Written communications about accounting, internal accounting controls, and auditing matters should be addressed to the Chair of the Audit Committee. Please indicate if you would like your communication to be kept confidential from management. The procedures for communication with the Board of Directors also are posted on the Investor Relations page of our website at www.donaldson.com under Corporate Governance.

Audit Committee Expertise; Complaint-Handling Procedures

          In addition to meeting the independence requirements of the NYSE and the SEC, all members of the Audit Committee have been determined by the Board to meet the financial literacy requirements of the NYSE’s listing standards. The Board also has designated John Wiehoff and Andrew Cecere as Audit Committee financial experts as defined by SEC regulations.

          In accordance with federal law, the Audit Committee has adopted procedures governing the receipt, retention, and handling of complaints regarding accounting and auditing matters. These procedures include a means for Employees to submit concerns on a confidential and anonymous basis, through the Company’s compliance helpline.

DIRECTOR COMPENSATION

          Annual compensation for our Non-Employee Directors is designed to attract and retain highly qualified Non-Employee Directors and to provide equity-based compensation in order to align Director compensation with the long-term interests of our Stockholders. Directors are subject to a stock ownership requirement which requires them to own shares equal to five times their annual retainer within five years of their election as a Director. As of the end of Fiscal 2014, each Non-Employee Director who had been a Director for five years had met their ownership requirements. Non-Employee Director compensation is comprised of annual retainers and an annual stock option grant.

          Our Corporate Governance Committee assists the Board of Directors in providing oversight on Director compensation. The Committee oversees, reviews, and reports to the Board on Director compensation. The Committee annually reviews competitive market data for Non-Employee Director compensation and makes recommendations to the Board of Directors for its approval. The Committee is assisted in performing its duties by our Human Resources Department, and when needed, an independent outside executive compensation consultant. The Committee engaged Mercer to conduct a review of the Non-Employee Director compensation program during Fiscal 2014. The information was presented to the Committee at the July 2014 Corporate Governance Committee meeting.

          In their review, Mercer provided information regarding market practices and trends and analyzed competitive market data from a selected peer group of companies. The peer group is consistent with the peer group Mercer is using for the Fiscal 2015 Executive Compensation review. Gardner Denver, Inc. has been removed from the Fiscal 2014 peer group that is listed in the Compensation Process section of the Compensation Discussion and Analysis.

          Overall, Mercer’s review showed that our director compensation program is aligned with market trends. Cash compensation is below the 25th percentile of the peer group. Equity compensation is above the 75th percentile of the peer group and total direct compensation is between the 50th and 75th percentile of the peer group. Mercer presented items for consideration and recommended changes to elements of our Director compensation. Based on these recommendations, the Corporate Governance Committee approved the changes to our Director compensation program which are described below. These changes will become effective January 1, 2015.

Annual Retainer

          Non-Employee Directors receive an annual retainer of $53,000. $15,000 of the annual retainer is automatically deferred into a deferred stock account. The number of shares of stock deferred is equal to the amount of the retainer deferred divided by the most recent closing stock price on the date of the retainer payment, which is January 1st. The remainder of the retainer is paid in cash unless the Director elects, prior to the year the retainer is paid, to defer all or a portion of the remaining retainer into the Donaldson Company, Inc. Compensation Plan for Non-Employee Directors.

          A Non-Employee Director who is newly appointed to the Board during the year will receive a prorated annual retainer based on the effective date of the Director’s election to the Board.

          The Chairs of the Board Committees receive an additional annual retainer:

•	$22,000 for the Audit Committee Chair

•	$15,000 for the Human Resources Committee Chair

•	$15,000 for the Corporate Governance Committee Chair

          The annual retainer for the Human Resources and Corporate Governance Committee Chairs were increased from $11,500 to $15,000 effective January 1, 2014. This change was made based on Mercer’s Director compensation review completed during Fiscal 2013.

          Changes for 2015: At its meeting in July 2014, the Corporate Governance Committee decided to add an additional annual retainer for the Lead Director of $15,000, based on the market review and recommendations made by Mercer. This change will take effect January 2015.

          Board Committee members receive the following additional annual retainers:

•	$12,000 for Audit Committee membership

•	$3,000 for Human Resources Committee membership

•	$2,000 for Corporate Governance Committee membership

          These additional retainers are also paid in cash unless the Director elects to defer all or a portion of the retainer into the Donaldson Company, Inc. Compensation Plan for Non-Employee Directors.

Stock Options

          The Company’s Non-Qualified Stock Option Program for Non-Employee Directors provides an annual grant of a non-qualified stock option to each Non-Employee Director who is a member of the Board on the first business day following January 1st of each year.

          The annual grant is based on a fixed value of $140,000. The number of options granted is determined by dividing the fixed value by the Black-Scholes value of the Company stock as of the date of the grant (the shares are rounded to the nearest 100 shares). The date of the stock option grant in Fiscal 2014 was January 2, 2014. The number of options granted to each Non-Employee Director was 11,400. The grant price is the closing stock price on the date of grant. The options are subject to a 3-year vesting schedule so that one-third of the shares vest on the first year anniversary, one-third vest on the second year anniversary, and one-third vest on the third year anniversary, and the options have a ten-year term. The option awards granted from 1998 through 2004 included a “reload option” that has the same features as the reload options granted to Officers. The reload grant features are described in the Compensation Discussion and Analysis section under the Stock Option description.

          A Non-Employee Director who is newly appointed to the Board during the year will receive a prorated stock option grant based on the number of completed months the Director is on the Board during the year.

Deferred Compensation

          The Company sponsors the Donaldson Company, Inc. Compensation Plan for Non-Employee Directors, a non-qualified deferred compensation plan. The plan permits the Directors to elect to receive their annual retainers in one or more of the following methods:

•	In cash on a current basis;

•	In cash on a deferred basis (deferred cash account); or

•	In Company stock on a deferred basis (deferred stock account).

          Annual retainers are paid on January 1st. As predetermined by the Board, the number of shares deferred into the deferred stock account for the annual retainers is equal to the amount of the retainer deferred divided by the closing stock price on the previous business day.

          Any amount deferred into a deferred cash account prior to January 1, 2011 is credited with interest at a rate equal to the ten-year Treasury Bond rate plus two percent. Effective for deferrals made after December 31, 2010, the interest rate is the ten-year Treasury Bond rate.

          The amounts deferred into a deferred stock account will be credited with any quarterly dividends paid on the Company’s Common Stock. The Company contributes shares in an amount equal to the deferred stock accounts to a trust and a Director is entitled to direct the trustee to vote all shares allocated to the Director’s account. The Common Stock will be distributed to each Director following retirement pursuant to the Director’s deferral payment election. The trust assets remain subject to the claims of the Company’s creditors, and become irrevocable in the event of a “Change in Control” as defined under the 1991 Master Stock Compensation Plan, the 2001 Master Stock Incentive Plan, and the 2010 Master Stock Incentive Plan.

Fiscal 2014 Director Compensation

          The Fiscal 2014 compensation for our Non-Employee Directors is shown in the following table.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)	All Other Compen- sation(5) ($)	Total ($)
F. Guillaume Bastiaens	0	57,976	140,363	0	0	10,247	208,586
Andrew Cecere	63,151	18,913	179,360	0	0	0	261,424
Janet M. Dolan	53,000	14,994	140,363	0	0	5,587	213,944
Michael J. Hoffman	43,000	14,994	140,363	0	0	0	198,357
Paul David Miller	0	66,972	140,363	0	0	0	207,335
Jeffrey Noddle	53,000	14,994	140,363	0	0	0	208,357
Willard D. Oberton	14,000	52,978	140,363	0	0	0	207,341
James J. Owens	0	64,973	140,363	0	0	0	205,336
Ajita G. Rajendra	0	68,015	140,363	0	0	0	208,378
John P. Wiehoff	0	75,012	140,363	0	0	0	215,375

(1)

The column shows the portion of the annual retainer for Chairs and Members of a Board Committee for Fiscal 2014 that each Director has elected to receive in cash. Each Director had the option to elect to receive this amount in cash, deferred cash, or a deferred stock award.

(2)

This column represents the aggregate grant date fair value of deferred stock awards granted during Fiscal 2014 computed in accordance with FASB ASC Topic 718. This column includes the portion of the annual retainer that is payable in a deferred stock award. It also includes all or a portion of the remainder of the annual retainer, Chair retainers, and Committee member retainers which the Directors elected to receive in a deferred stock award. The following table lists for each Director the number of deferred stock awards granted during Fiscal 2014 in lieu of retainers and the grant date fair value of each deferred stock award:

	Retainer Fees(a)
Name	Deferred Stock (#)	Grant Date Fair Value ($)
F. Guillaume Bastiaens	1,334	57,976
Andrew Cecere(b)	448	18,913
Janet M. Dolan	345	14,994
Michael J. Hoffman	345	14,994
Paul David Miller	1,541	66,972
Jeffrey Noddle	345	14,994
Willard D. Oberton	1,219	52,978
James J. Owens	1,495	64,973
Ajita G. Rajendra	1,565	68,015
John P. Wiehoff	1,726	75,012

a.

The Fiscal 2014 deferred stock awards for the annual retainers were made effective January 1, 2014, the date previously established by the Board of Directors. The grant date fair values for those awards are based on the closing market price of the stock on the previous business day, December 31, 2013.

b.

Mr. Cecere became a director effective September 27, 2013. He received a prorated annual retainer for 2013 and the deferred stock award for that retainer was made effective September 27, 2013. The grant date fair value for that award is based on the closing market price of the stock on that date.

(3)

The following table lists for each Director (a) the deferred stock awards that are vested and will be paid out at the deferral election date made by the Director as of July 31, 2014, and (b) the restricted stock that vests upon normal retirement from the Board, subject to the approval of the Board:

	Deferred Stock	Restricted Stock	Total
F. Guillaume Bastiaens	21,640	17,820	39,460
Andrew Cecere	451	0	451
Janet M. Dolan	53,103	9,716	62,819
Michael J. Hoffman	24,471	0	24,471
Paul David Miller	30,509	0	30,509
Jeffrey Noddle	45,981	0	45,981
Willard D. Oberton	9,834	0	9,834
James J. Owens	1,835	0	1,835
Ajita G. Rajendra	7,853	0	7,853
John P. Wiehoff	35,798	0	35,798

(4)

This column represents the aggregate grant date fair value of stock option awards to purchase 11,400 shares of Common Stock granted during Fiscal 2014 to each Non-Employee Director computed in accordance with FASB ASC Topic 718. Refer to Footnote I to the Consolidated Financial Statements in our Annual Report on Form 10-K for Fiscal 2014 for our policy and assumptions made in the valuation of share-based payments.

The amount included in this column for each Non-Employee Director includes $140,363, reflecting the grant date fair value of options to purchase 11,400 shares of Common Stock granted on January 2, 2014, the grant date previously established by the Board of Directors. The exercise price for those options was the closing market price of the stock on that date. Mr. Bastiaens elected to transfer 9,088 of his total 11,400 award to members of his immediate family. Admiral Miller elected to transfer 5,680 of his total 11,400 award to members of his immediate family.

Mr. Cecere received a prorated annual stock option grant of 3,600 shares with a grant date of October 1, 2013 based on his appointment to the Board. The exercise price for this option was the closing market price of the stock on the grant date.

As of July 31, 2014, each of the Non-Employee Directors had the following stock options outstanding:

	Exercisable	Unexercisable
F. Guillaume Bastiaens	115,200 shares	16,712 shares
Andrew Cecere	0 shares	15,000 shares
Janet M. Dolan	110,468 shares	25,800 shares
Michael J. Hoffman	100,800 shares	25,800 shares
Paul David Miller	72,433 shares	12,887 shares
Jeffrey Noddle	106,668 shares	25,800 shares
Willard D. Oberton	86,400 shares	25,800 shares
James J. Owens	3,600 shares	18,600 shares
Ajita G. Rajendra	28,800 shares	25,800 shares
John P. Wiehoff	100,800 shares	25,800 shares

(5)	This column represents the amount of cash dividends paid on previously granted restricted stock awards last made to Non-Employee Directors in 1997.

EXECUTIVE COMPENSATION

Compensation Committee Report

          The Human Resources Committee (“Committee”) of the Board of Directors of Donaldson, acting in its capacity as the Compensation Committee of the Company, has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended July 31, 2014.

Submitted by the Human Resources Committee

Jeffrey Noddle, Chair
F. Guillaume Bastiaens
Michael J. Hoffman
Ajita G. Rajendra

Compensation Discussion and Analysis

Executive Summary

          The Compensation Discussion and Analysis provides information on the Company’s executive compensation program and the compensation awarded for Fiscal 2014 to the following Executive Officers (“Named Executive Officers” or “NEOs”):

•	William Cook, Chairman, President and Chief Executive Officer (“CEO”)

•	James Shaw, Vice President and Chief Financial Officer (“CFO”)

•	Tod Carpenter, Chief Operating Officer (“COO”)

•	Wim Vermeersch, Vice President, Europe, Middle East and Africa

•	Jay Ward, Senior Vice President, Industrial Products

This Compensation Discussion and Analysis should be reviewed in conjunction with the tables and narratives that follow it. This should also be read in conjunction with our advisory vote on executive compensation, which can be found under “Item 2: Non-Binding Advisory Vote on the Compensation of Our Named Executive Officers” beginning on page 47, as it contains relevant information to your voting decision.

          Principles and Objectives of the Company’s Executive Compensation Program

          The Committee establishes and administers the Company’s executive compensation program. The key principles of the executive compensation strategy include:

•	Aligning compensation to financial measures that balance both the Company’s annual financial results and superior long-term Shareholder value creation

•	Emphasizing Company financial performance by linking a significant portion of Executive Officer compensation to the actual financial performance of the Company

•	Providing significant amounts of equity-based compensation in order to tie Executive Officer compensation to our Shareholders’ long-term interests

•

Targeting total Executive Officer compensation by comparison to proxy disclosure data for our established peer group (as recommended by an outside independent consultant) and published market survey data

•	Requiring significant levels of Company stock ownership by the Executive Officers

          The Company’s objective is to create long-term Shareholder value through superior share price appreciation. Our executive compensation program is designed to support this objective and ensure that the interests of our Executive Officers (“Officers”) are properly aligned with our Shareholders’ long-term interests. Our program emphasizes variable performance-based compensation that promotes the achievement of both short-term and long-term business objectives which are aligned with the Company’s business strategy, and rewards performance when those objectives are actually achieved. The mix of base salary, annual cash incentives, and long-term incentives is designed to ensure the long-term growth of the Company while delivering consistently strong financial results and return on investment (ROI). We believe our executive compensation program has effectively contributed to our Company’s strong sales, earnings growth, and ROI over the past 25 years.

          The key objectives of the executive compensation program include:

•	Aligning the interests of our Officers with the long-term interests of our Shareholders

•	Providing competitive pay which enables us to attract, retain, reward, and motivate top leadership talent

•	Consistently increasing Shareholder value

          The Committee believes the executive compensation program assists the Company in retaining a strong executive leadership team which works together to create maximum Shareholder value. Our NEOs also have high stock ownership requirements, ranging from three to ten times base salary, which further aligns the interests of our NEOs with the long-term interests of our Shareholders.

          Fiscal 2014 Financial Performance and Performance-based Compensation Implications

          Many factors contributed to our results for each reportable segment for Fiscal 2014. We saw mixed conditions in our OEM first-fit equipment end markets with some improving, some stable, and some weakening. Conditions were better for our aftermarket sales as we saw continued strength in demand for replacement filters in both its Engine and Industrial end markets. Compared to the prior year, we experienced a 32.7 percent decrease in its Gas Turbine sales from last year’s sales of $233 million. As we have discussed previously, there was a large increase in the Company’s gas turbine shipments last year, and the overall industry is now absorbing that new electrical generation capacity, driving the Fiscal 2014 decrease over the prior year period. We also continued to make investments for the long-term such as our Global ERP Project. Even with these investments, we were able to generate a new EPS record of $1.76.

          Our compensation program for our NEOs is designed to link directly to our Company performance. Some of our key business results which relate to key performance measures in our performance-based compensation plans included:

•	Net Sales of $2.473 billion, an increase of 2% from our Fiscal 2013 net sales of $2.437 billion but 1% below our Financial Plan

•	Operating Income of 14.4%, an increase from our Fiscal 2013 Operating Income of 14.1% but below our Financial Plan of 14.5%

•	Diluted EPS of $1.76, an increase of 7% over our Fiscal 2013 EPS of $1.64, 1% over our Financial Plan of $1.75, and a 2% increase over our previous record EPS of $1.73 in Fiscal 2012

•	ROI of 21.4%, a slight decrease from our Fiscal 2013 ROI of 21.5% but above our Financial Plan of 20.4%

          Our Fiscal 2014 annual cash incentive was structured so that actual compensation received by our NEOs was aligned with Company performance based on our key financial metrics of EPS, net sales, operating income percentage (net income percentage for our CFO), and ROI. As outlined above, the Company’s Fiscal 2014 performance resulted in our key metrics of Net Sales and Operating Income Percent falling slightly short of our Financial Plan. Our EPS result was above our Financial Plan and ROI was also above our Financial Plan. As a result, the overall annual cash incentive payouts based on Company financial results were slightly above target and ranged from 102% to 104% of target and varied based on the specific performance measures and weightings for the NEOs. The annual cash incentive for our NEOs with business segment or regional responsibility is based primarily on their business segment or regional results. For these NEOs, the payouts ranged between 67% and 122% of target based on their business or regional results. For more details refer to the Annual Cash Incentive section.

          Our Fiscal 2014 long-term incentives were designed to directly link our NEOs’ compensation to our longer term financial success. Our long-term incentives (described in more detail in the Long-Term Incentives section) for Fiscal 2014 consisted of stock options and performance shares provided through our Long-Term Compensation Plan. The stock options granted to our NEOs for Fiscal 2014 will only provide value to our NEOs if our stock price appreciates over time and we believe this directly links the interests of our NEOs to those of our Shareholders.

          Payouts under our Long-Term Compensation Plan were based on the Company’s achievement of ROI and net sales growth financial objectives over a three-year cycle. For the three-year cycle beginning August 1, 2011 and ending July 31, 2014, our average net sales growth was 2.5%, which was below the minimum threshold. Our average ROI over that period was 22.1%, which was above target. These achievements resulted in below target payouts under the Long-Term Compensation Plan for our NEOs that ranged from 34% to 44% of target. The variation is based on the NEOs’ business segment or regional results.

          Changes to the Compensation Program

          During Fiscal 2014, the Committee made the following change to our executive compensation program:

•

The target value of the long-term incentive for our Officers was changed to be based on a market median value for long-term incentives by position level. Approximately one-half of that value is delivered in stock options and one-half is delivered in performance shares.

          This change was made by the Committee following its executive compensation review, which included a complete market review and recommendations provided by the Committee’s current independent consultant, Mercer. The Committee believes that this change is in line with the market and further emphasizes our performance-based pay which aligns the interests of our Officers with those of our Shareholders.

          Advisory vote on Compensation (Say-on-Pay)

          At our 2011 Annual Meeting, our Shareholders voted (with over 60% of the votes cast) to conduct an advisory vote on our executive compensation once every three years.

          At our 2011 Annual Meeting, our Shareholders had the opportunity to provide an advisory vote on the compensation for our NEOs. Over 91% of the votes cast by our Shareholders were in favor of our executive compensation proposal. Our next advisory vote on the compensation for our NEOs will be held this year at our 2014 Annual Meeting. The Committee considered the results of the 2011 vote in making decisions about the executive compensation program in subsequent years and will continue to consider the results of our Shareholders’ advisory votes regarding compensation when making decisions on the executive compensation program in future years.

          Conclusion

          Our executive compensation program provides incentives to attain strong financial performance and to ensure alignment with our Shareholders’ long-term interests. The Committee believes that our executive compensation program, with its continued strong emphasis on performance-based compensation and stock ownership, properly motivates our Officers to produce strong returns for our Shareholders and to create long-term Shareholder value. Additionally, the Committee believes that in challenging financial periods, our lower annual cash incentive and Long-Term Compensation Plan payout levels appropriately align executive pay with our Company’s actual performance.

Compensation Process

          The Committee assists the Board of Directors in providing oversight on executive compensation. The Committee reviews and approves our overall compensation philosophy, strategy, and policies. The Committee annually reviews and approves all compensation for our Officers. As part of that review, the Committee takes into account competitive market analysis and recommendations by our CEO, our Human Resources Department, and an independent compensation consultant. For more information on the Committee, refer to the Meetings and Committees of the Board of Directors section of this Proxy Statement.

          Compensation Consultant

          The Committee has the authority to retain independent compensation consultants to assist in the analysis of our executive compensation program. The Committee’s practice has been to engage an independent executive compensation consultant to conduct a complete review of our executive compensation program every three years. During Fiscal 2014, the Committee decided to engage an independent compensation consultant to do an annual benchmarking review of our executive compensation program and to be available for Committee meetings as needed. The Committee is also assisted in performing its duties by the CEO and our Human Resources Department.

          In July 2013, the Committee engaged Mercer, a nationally known consulting firm, to perform an updated review of our executive compensation program. Mercer disclosed to the Committee the other services that it provides to the Company. Mercer has been engaged by management as the Company’s actuary since 2002. The Company also utilizes Mercer as a compensation consultant for our Asia Pacific region. In assessing the independence of Mercer, the Committee considered the factors contained in the applicable SEC and NYSE rules, including the amount and nature of the additional consulting work provided to the Company by Mercer and concluded that no conflict of interest exists that would prevent Mercer from independently advising the Committee.

          Mercer presented the results of their review, information regarding market practices and trends, and recommended changes to our executive compensation program to the Committee at its September 2013 meeting. The Committee has chosen to retain Mercer as its executive compensation consultant on an ongoing basis.

          Competitive Market

          During Fiscal 2014, the market analysis of our executive compensation was completed by Mercer and reviewed by the Committee. This review consisted of a market review of our program against a peer group of companies. This original peer group was established in Fiscal 2010 and is reviewed and updated by the Committee annually. The peer group consists of companies with median revenues approximating the Company’s revenue. This peer group was intended to be representative of the market in which the Company competes for executive talent and consists of the following companies:

Actuant Corporation	IDEX Corporation	Rexnord Corporation
AMETEK, Inc.	ITT	Roper Industries
Briggs & Stratton Corporation	Kennametal Inc.	Snap-On Inc.
CLARCOR Inc.	Modine Manufacturing Co.	The Timken Company
Crane Company	Nordson Corporation	Toro Company
Flowserve Corporation	Pall Corporation	Trimas Corporation
H.B. Fuller Company	Polaris Industries, Inc.	Valspar Corporation
Gardener Denver Inc.	Regal-Beloit Corporation	Watts Water Technologies, Inc.
Hubbell Inc.

          Mercer utilized this information to inform the Committee of competitive pay practices and to benchmark the base salary, target annual and long-term incentives, and total target compensation for our Officers. Total Target Compensation is generally targeted at the median of the peer group.

          Compensation Mix at Target

          It is the intention of the Committee and a key principle of our executive compensation program that a significant portion of an Officer’s total direct compensation be performance-based and that the portion of performance-based compensation should increase by level of position in the Company. For Fiscal 2014, the performance-based portion of total target direct compensation was approximately 77% for our CEO, 65% for Senior Vice Presidents, and 62% for Vice Presidents.

          The Company’s results directly impacted the actual total direct compensation paid to our NEOs. The Company’s Long-Term Compensation Plan payouts to the NEOs for the three-year cycle concluding in Fiscal 2014 were below target and ranged from 34% to 44% of target. As a result, actual total direct compensation for Fiscal 2014 was below the target levels for our NEOs who received a Long-Term Compensation Plan award for the three-year cycle ending July 31, 2014. Mr. Vermeersch’s actual total direct compensation was above target due to our regional financial performance for Europe, Middle East, and Africa which resulted in an annual cash incentive payout at 122% of target; he was not eligible for the Long-Term Compensation Plan award for the cycle that ended in Fiscal 2014. The following table shows the Fiscal 2014 actual total direct compensation versus target for our NEOs:

Named Executive Officer	Target Total Direct Compensation *	Actual Total Direct Compensation **
William Cook	$3,910,561	$3,619,563
James Shaw	$800,644	$762,124
Tod Carpenter	$1,161,295	$1,158,316
Wim Vermeersch ***	$690,968	$725,534
Jay Ward	$1,196,772	$920,102

*

Target Total Direct Compensation consists of base salary, target annual cash incentive for Fiscal 2014, target value at the beginning of the cycle Long-Term Compensation Plan award with the three-year period ending July 31, 2014, and the value of Fiscal 2014 annual stock option award.

**

Actual Total Direct Compensation consists of base salary, annual cash incentive for Fiscal 2014, value on July 31, 2014 of Long-Term Compensation Plan award for the three-year period ending July 31, 2014, and the value of Fiscal 2014 annual stock option award.

***

Mr. Vermeersch was not eligible for the Long-Term Compensation Plan cycle which ended on July 31, 2014. Mr. Vermeersch’s compensation is paid in Euros and was converted from Euros to U.S. dollars using the exchange rate of 1 Euro to $1.3607, the average exchange rate for Fiscal 2014.

          Executive Compensation Program Elements

          The primary elements of our executive compensation program for Fiscal 2014 were:

•	Base Salary

•	Annual Cash Incentive

•	Long-Term Incentives (includes Long-Term Compensation Awards, Stock Options, and Restricted Stock)

•	Benefits

•	Change in Control Agreements

          The Committee believes each compensation element is supported by the principles and objectives described previously in the Principles and Objectives of the Company’s Executive Compensation Program section.

          Base Salary

          The base salaries paid to our Officers are designed to provide a market competitive level of compensation for each Officer based on position, scope of responsibility, business and leadership experience, and individual performance. Base salaries are the least variable element of compensation and are generally targeted at the median of our peer group. The Committee reviews the Officers’ base salaries annually and may adjust them based on market competitiveness and individual performance.

          The Committee reviewed the base salary for our CEO at its December 2013 Committee meeting. Based on the market analysis completed by Mercer, the Committee adjusted the CEO’s base salary effective January 1, 2014 from $920,000 to $950,000, which was a 3.3% increase.

          During Fiscal 2014 the Committee also reviewed the base salaries of each of the other NEOs. Based on the market analysis completed by Mercer and recommendations from our CEO, the Committee approved the following base salary increases for our NEOs

•	Mr. Shaw, Vice President and Chief Financial Officer, received an increase of 16% effective October 1, 2013.

•

Mr. Carpenter received an increase of 19% effective October 1, 2013. Mr. Carpenter was promoted effective April 1, 2014 from Vice President, Engine Products to Chief Operating Officer and received a 31% promotional increase.

•	Mr. Vermeersch, Vice President, Europe, Middle East and Africa received an increase of 3.2% effective October 1, 2013.

•	Mr. Ward, Senior Vice President, Industrial Products, received a 14% increase effective October 1, 2013.

          Annual Cash Incentive

          The annual cash incentive award is designed to reward Officers for their contributions toward the Company’s achievement of specific goals and to link the interests of our Officers with the Company’s Board approved Financial Plan. This incentive compensation element focuses attention on the Company’s actual financial performance and provides a significant financial performance-based variable component of our total compensation package.

          Each year, the Committee establishes the annual cash incentive target opportunities as a percentage of base salary based on our peer group market data. For Fiscal 2014, the annual cash incentive target opportunity for our CEO was 106% of base salary. If the maximum performance had been achieved the payout for our CEO would have been 165% of target opportunity or 175% of base salary. The annual cash incentive target opportunity for our other NEOs ranged from 40% to 67% of base salary, based on position. If maximum performance had been achieved for these NEOs, the payouts would have ranged from 170% to 190% of target opportunity or from 76% to 113% of base salary.

          Performance Goals. Predetermined performance measures and goals are set by the Committee each year. The annual cash incentive awards are calculated based on predetermined ranges for the achievement of the established performance measures. The goals reflect our strong performance-based philosophy, and the Committee believes the measures chosen are key to our financial success.

          For Fiscal 2014, the Committee had discussions to determine the appropriate performance measures to help drive the Company to reach our long-term growth objectives. The Committee decided to emphasize sales as a performance measure utilized in the annual cash incentive by increasing the percentage of the annual incentive based on sales from 20% to 40%.

          For Fiscal 2014, the predetermined financial performance measures and the percentage of the incentive based on target performance of these measures as established by the Committee for the NEOs were as follows:

Performance Measure	CEO	CFO	Other Officers
Net Sales	40%	40%	40%
Operating Income Percent of Sales	15%	—	25%
Net Income Percent of Sales	—	25%	—
Earnings per Share (EPS)	30%	20%	20%
Return on Investment (ROI)	15%	15%	15%

          The performance measures for Fiscal 2014 were based on the Company’s Board approved Fiscal 2014 Financial Plan. For each performance measure, achievement of the Financial Plan target would have resulted in a payout at the 100% level, achievement below the Financial Plan target but above a threshold amount would have resulted in a lower payout, and achievement above the Financial Plan target would have resulted in a higher payout up to a pre-determined maximum.

          Annual cash incentive awards for NEOs with corporate responsibility are based on the Company’s overall financial results. The annual cash incentive awards for NEOs with business segment responsibility are based on their specific business segment results for net sales, operating income percent of sales, operating income, and ROI (calculated as net operating profit after taxes divided by the average net operating investment for the period).

          For Fiscal 2014, the net sales corporate target (100% achievement) was $2.506 billion. Actual achievement was $2.473 billion resulting in an 87% payout for this goal. The net sales target for the Engine Products business segment was $1.565 billion. Actual achievement was $1.584 billion resulting in a payout of 106%. The net sales target for the Industrial Products business segment was $941 million. Actual achievement was $889 million resulting in a payout of 45%. The net sales target for the Europe, Middle East and Africa region was €531 million. Actual achievement was €535 million resulting in a payout of 107%.

          The Company’s operating income percent of sales target for Fiscal 2014 (100% achievement) was 14.5%. Actual achievement was 14.4%, resulting in a payout at 95% of target level. The operating income percent of sales target for our Engine Products business segment was 14.7% with actual achievement at 14.8%, for a payout at 103% of target. The operating income percent of sales target for our Industrial Products business segment was 16.0% and actual achievement was 15.1%, for a payout at 55% of target level. The operating income percent of sales target for our Europe, Middle East and Africa region was 13.5% and actual achievement was 14.2%, for a payout at 118% of target level.

          The net income percent of sales goal target (100% achievement) for our CFO for Fiscal 2014 was 10.3%. Actual achievement for Fiscal 2014 was 10.5%, for a payout at 107% of the target level.

          The target EPS goal (100% achievement) was $1.75. The actual EPS achievement for Fiscal 2014 was $1.76 resulting in a payout at 103% of target for this measure.

          For Fiscal 2014, the ROI performance measure target for the Company (100% achievement) was 20.4%. The actual ROI achieved for Fiscal 2014 was 21.4% for the Company, resulting in a payout at 150% of the target level. As established by the Committee, a business segment or region may have a higher ROI target based on the dynamics of the particular business and exclusions of certain corporate accounts from the business segment or region ROI calculation. For Fiscal 2014, the worldwide ROI targets for our Engine Products and Industrial Products business segments and Europe, Middle East and Africa region ranged between 21% and 27%. The actual ROI achieved for our Engine Products business segment was 26.5%, for a payout at 188% of target level. The actual ROI achieved for our Industrial Products business segment was 26.7%, for a payout at 100% of target level. The actual ROI achieved for our Europe, Middle East and Africa region was 26.1%, which exceeded the maximum and therefore was paid out at the predetermined maximum payout of 200%.

          Payouts. For Fiscal 2014, the Company results produced payouts for our NEOs ranging from 67% to 122% of target. The overall annual cash incentive payment for Fiscal 2014 for each of our NEOs is set forth below:

Named Executive Officer	Target Payment as a % of Base Salary	Target Award	Actual Award
William Cook(1)	110%	$1,005,100	$1,028,418
James Shaw(2)	60%	$204,050	$213,151
Tod Carpenter(3)	80%	$349,650	$387,114
Wim Vermeersch(4)	40%	$154,305	$188,869
Jay Ward	60%	$240,000	$161,280

(1)	Target percentage changed effective January 1, 2014 from 100% to 110%. The target payout as a percent of base salary is based on five months at 100% target and seven months at 110% target.
(2)	Target percentage changed effective October 1, 2013 from 50% to 60%. The target payout as a percent of base salary is based on two months at 50% target and ten months at 60% target.
(3)	Target percentage changed effective April 1, 2014 from 60% to 80%. The target payout as a percent of base salary is based on eight months at 60% target and four months at 80% target.
(4)	Mr. Vermeersch’s incentive is paid in Euros and was converted from Euros to U.S. dollars using the annual average exchange rate as of the end of Fiscal 2014 of €1 to $1.3607.

          Officers may elect to defer up to 100% of their annual cash incentive into the Donaldson Company, Inc. Deferred Compensation and 401(k) Excess Plan.

          Long-Term Incentives

          We believe that Long-Term Incentives tied to our common stock help align the interests of our Executive Officers to the interests of our Shareholders. We deliver our long-term incentives primarily through stock option awards and performance share awards that are granted annually.

          Changes for Fiscal 2014: Based on the Mercer review during Fiscal 2014, the Committee decided to change the approach for our Long-Term Incentives. Previously stock option grants and performance share awards were based on a multiplier times base salary. The Committee decided to change the basis for long-term incentive awards to be based on a competitive market value by position level targeted at the market median. Approximately one-half of that value will be provided in stock options and one-half in performance share awards through our Long-Term Compensation Plan.

          Long-Term Compensation Plan. The purpose of our Long-Term Compensation Plan is to provide a long-term incentive for our Officers which will reward them for the Company’s achievement of predetermined levels of long-term Company financial performance. The Long-Term Compensation Plan measures performance over a three-year period and the award is paid out at the end of the period based on the attainment of the pre-established Committee-approved financial performance goals. This award is paid out in Company stock which helps to align the interests of our Officers to the interests of our Shareholders.

          A new three-year performance cycle is established each year. Based on our peer group market data, the Committee establishes each new award, including the financial performance objectives, the award matrix, and payout targets (the number of performance units) for each Officer.

          For the award granted in Fiscal 2014, the target number of performance units is approximately one-half of the 50th percentile of the market value for long-term incentives by position level. The target number of performance units is based on that value divided by the twelve-month weighted average Company stock price as of the end of the fiscal year in which the annual grant was made.

          The potential payouts under the Long-Term Compensation Plan range from 0% to 200% of the target shares based on the predetermined levels of achievement over the three-year period.

          The performance objectives are based on two metrics which the Committee believes are key to our long-term financial success: growth in net sales and ROI. Except as provided below, results for growth in net sales and ROI must meet the threshold performance level for both measures in order for a payout to be achieved. These targets are set by the Committee prior to the beginning of each three-year cycle. The Committee believes it is a key objective for the Company to maintain a certain level of ROI for our Shareholders when economic conditions result in sales growth that is below the threshold. Therefore, a payout ranging from 10% to 50% of target is available based on achievement of predetermined ROI results when the predetermined sales growth is below threshold.

          Awards for Officers with corporate responsibility are based on overall Company growth in net sales and ROI. Awards for Officers with business segment or regional responsibility are based 50% on their business segment or region results for net sales and ROI and 50% on overall Company results. As established by the Committee, business segments and regions can have different net sales and ROI target goals from the overall Company goals.

          For the performance cycle with the three-year period that ended July 31, 2014, the Company’s growth in net sales target was 10.0% annual growth in net sales. The Company’s average annual target ROI for that cycle was 19.0%. Actual Company achievement for that cycle was 2.5% average annual growth in net sales and 22.1% for ROI. This resulted in an achievement for Corporate goals of 38% of the target level.

          For our Engine Products business segment, the growth in net sales was 3.1% and the average ROI was 25.8%, resulting in achievement of 31% of the target level. A 4.2% growth in net sales and a 24.9% average ROI for Europe resulted in an achievement of 50% of the target level.

          The target shares and the actual share payout for the NEOs were:

Named Executive Officer	Target Shares	Actual Share Payout
William Cook	24,200	9,172
Tod Carpenter	3,800	1,670
Jim Shaw	3,667	1,390
Jay Ward	6,800	2,329

          The payouts are based on the position the NEO held at the beginning of the cycle. Therefore, Mr. Carpenter received a payout based on Europe regional results and Mr. Ward received a payout based on the Engine Products business segment results.

          Mr. Vermeersch was not eligible for the Long-Term Compensation Plan performance cycle that ended on July 31, 2014.

          An Officer may elect to defer his or her Long-Term Compensation Plan payout into the Donaldson Company, Inc. Deferred Compensation and 401(k) Excess Plan.

          Stock Options. The Committee makes annual stock option awards to our Officers. Stock options vest over a three-year period from the date of the grant in one-third increments each year and have a ten-year term. The date of the grant is the date the grants are approved by the Committee and the grant price is the closing price on the date of the grant. On an annual basis, the Committee decides the number of options granted to our Officers.

          Changes for Fiscal 2014: The number of options is based on approximately one-half of the long-term incentive value by position level as approved by the Committee divided by the Black Scholes value as described in Note I to the Consolidated Financial Statements in our Annual Report on Form 10-K for Fiscal 2014.

          Stock option grants are made under the 2010 Master Stock Incentive Plan and all options are non-qualified stock options. For stock options granted prior to Fiscal 2011, grants provided to an Officer within the first five years of being named an Officer had a reload provision. This provision provided a new option grant to be established upon exercise of the original grant. Reload stock options are automatically granted under the terms of the original stock option agreement to which they relate and no further action of the Committee is required. The reload stock option is granted for the number of shares tendered as payment for the exercise price and tax withholding obligation. The option price of the reload option is equal to the market price of the stock on the date of exercise and will expire on the same date as the original option. Stock options that are currently granted to Officers do not have a reload provision.

          Restricted Stock. Restricted stock awards are granted to Officers in special circumstances. The Committee may grant a restricted stock award as part of the hiring of a new Officer, in recognition of a significant change in roles and responsibilities for an Officer, or as a retention vehicle for a current Officer. Restricted stock grants generally have a five-year cliff vesting schedule. Dividend equivalents are paid on restricted stock during the vesting period. In recognition of his valued service to the Company, Mr. Ward received a restricted stock award of 20,000 shares effective February 25, 2014. This award has a three-year cliff vesting schedule. The following are the outstanding restricted stock grants for our NEOs.

Named Executive Officer	Grant Date	Shares	Vesting Date
James Shaw	9/17/2010	4,000	9/17/2015
James Shaw	9/21/2012	2,000	9/21/2017
Tod Carpenter	9/25/2009	4,000	9/25/2014
Tod Carpenter	9/21/2012	2,000	9/21/2017
Wim Vermeersch	1/9/2012	3,000	1/9/2017
Jay Ward	2/25/2014	20,000	2/25/2017

          Benefits

          To ensure that we provide a competitive total compensation program which supports our efforts to attract and retain key executive leadership, the Company provides indirect compensation, such as health and welfare benefits and retirement benefits, to its Officers. The following are the benefits provided to the NEOs other than Mr. Vermeersch.

          Health and Welfare Benefits. Our U.S. Officers participate in the same health and welfare programs as all other Company U.S. salaried Employees.

          Retirement Benefits. Our U.S. Officers participate in the following retirement plans which are provided to most other Company U.S. salaried Employees:

•

Salaried Employees’ Pension Plan is a defined benefit pension plan which provides retirement benefits to eligible U.S. Employees through a cash balance benefit. It is designed to meet the requirements of a qualified plan under ERISA and the Internal Revenue Code. See the Pension Benefits Table and narrative for more information on this plan.

In July 2013, the Company announced that effective August 1, 2013, the plan is frozen to any Employees hired on or after August 1, 2013. Effective August 1, 2016, Employees hired prior to August 1, 2013 will no longer continue to accrue Company contribution credits under the plan.

•

Retirement Savings and Employee Stock Ownership Plan is a defined contribution plan designed to meet the requirements of a qualified plan under ERISA and the Internal Revenue Code and to encourage our Employees to save for retirement. Most of our U.S. Employees are eligible to participate in this plan. Participants can contribute on a pretax basis up to 50% of their total cash compensation, up to the IRS annual deferral limits. The Company matches 100% of the first 3% of compensation that a participant contributes plus 50% of the next 2% of compensation that a participant contributes.

In July 2013, the Company announced that Employees hired on or after August 1, 2013 are eligible for a 3% annual Company retirement contribution in addition to the Company match described above. Effective August 1, 2016, Employees hired prior to August 1, 2013 will be eligible for the 3% annual Company retirement contribution.

          Because Mr. Vermeersch is not based in the U.S., he did not participate in the benefit programs discussed above. He participated in the health, welfare and retirement programs provided to Employees at the Company’s Leuven, Belgium location. These benefits included disability, life insurance, and health insurance. Leuven, Belgium Employees also participate in a defined benefit pension plan, the Defined Benefit Plan for the Benefit of Donaldson Europe BVBA. This plan provides a lump sum benefit at retirement of 2.4 times base salary up to the Computation Ceiling (€46,657.55 for 2014) plus 8.4 times base salary over the Computation Ceiling. The lump sum value is prorated by years of service less than 40.

          Executive Benefits. In order to attract and retain key executive leadership, the Company also provides the following executive retirement plans and deferred compensation plans for our NEOs other than Mr. Vermeersch:

•	Excess Pension Plan

•	Deferred Compensation and 401(k) Excess Plan

•	Supplemental Executive Retirement Plan (frozen to new participants as of January 1, 2008)

•	Deferred Stock Option Gain Plan (frozen to new deferral elections)

•	ESOP Restoration Plan (frozen plan)

          Mr. Vermeersch participated in the Swiss Life MultiPlan, which is a defined contribution plan for executive leadership in Belgium. The contributions are made solely by the Company and are equal to 0.6% of base salary up to the Contribution Ceiling (€46,657.55 for 2014) plus 1.6% of base salary above the Contribution Ceiling. Per Belgian law, the contributions have a minimum guaranteed return of 3.25%.

          For details on these plans, refer to the Pension Benefits Table and narrative and the Non-Qualified Deferred Compensation Table and narrative.

          Perquisites

          Effective January 1, 2011, the Company does not provide any perquisites to our NEOs based in the U.S.

          Mr. Vermeersch is located in Belgium and has a Company-provided automobile and €850 annually for tax filing assistance. The Company believes it is necessary to provide these benefits which are consistent with normal market practice in his country of residence.

          Change in Control Agreements

          The Company has entered into a Change in Control Agreement (“CIC Agreement”) with each of our Officers. Other than the CIC Agreements, we do not have any employment contracts with our NEOs, except that we have an employment contract with Mr. Vermeersch that is consistent with the terms of employment contracts for director level employees of the Company in Belgium.

          The Committee believes that our CIC Agreements, which contain a “double-trigger” assist us in retaining our executive leadership and are designed to enable our Officers to maintain objectivity in the event of a change in control situation and to better protect the interests of our Shareholders. The Committee also believes that the change in control provisions in our stock option awards, Long-Term Compensation Plan, and deferred compensation plans, which are triggered by the change in control itself and are not dependent upon any qualifying termination of employment event, are important because they provide retention incentives during what can be an uncertain time for Officers and also provide additional assurances to the Company that it will be able to complete a transaction that the Board believes is in the best interests of our Shareholders.

          The CIC Agreement in effect during Fiscal 2014 provides that, upon a change in control, if the Officer’s employment with the Company is terminated within 24 months:

•	of the change in control without “cause,” or

•	of the change in control, or under certain circumstances a potential change in control, by the Officer for “good reason,”

then the Company shall pay or provide the following severance payments to the Officer:

•

A cash lump sum equal to a multiple of the sum of the Officer’s base salary plus the Officer’s target cash incentive from the Annual Cash Incentive Plan then in effect. The multiple is based on level within the Company as follows:

	•	CEO – three times the sum of base salary and target annual incentive

	•	COO and Senior Vice Presidents – two times the sum of base salary and target annual incentive

	•	Vice Presidents – one times the sum of base salary and target annual incentive

•	Thirty-six months of health, life, accident, and disability coverage

•	A cash lump sum equal to:

	•	The value of the benefit under each pension plan assuming the benefit is fully vested and the Officer had three additional years of benefit accrual; less

	•	The value of the vested benefit accrued under each pension plan

•

The CIC Agreement provides that the Officer’s payments will be reduced to the maximum amount that can be paid without triggering an excise tax liability. This reduction would only occur if the net amount of those payments is greater than the net amount of payments without the reduction.

•	Outplacement services, suitable to the Officer’s position, for up to three years

          Under the Company’s non-qualified deferred compensation plans and the excess plans described above, the payment to the Officer of his or her vested benefit is accelerated to be payable in the form of a lump sum immediately following a change in control followed by a qualifying termination.

Stock Ownership Requirements

          In order to ensure continual alignment with our Shareholders, the Committee has established stock ownership requirements for our Officers. The Committee believes that linking a significant portion of the Officer’s personal holdings to the Company’s long-term success, as reflected in the stock price, provides Officers a stake similar to that of our Shareholders. Therefore, Officers are expected to acquire and hold a significant amount of the Company’s stock. The Committee has established stock ownership requirements (based on all shares of Company stock owned by an Officer, including unvested restricted stock, but excluding unexercised stock options) for our Officers as follows:

•	Ten times base salary for our CEO

•	Seven times base salary for our COO

•	Five times base salary for Senior Vice Presidents

•	Three times base salary for Vice Presidents

          In addition, once initial ownership requirements are met, Officers must retain 25% of all net shares received from stock option exercises.

          New Officers are expected to meet their ownership requirement within five years of being named an Officer. As of the end of Fiscal 2014, all the NEOs who had been in Officer roles at the Company for at least five years had met their ownership requirements.

Stock Hedging and Pledging Policy

          The Company Hedging and Pledging Policy prohibits the Company’s Directors and Executive Officers from engaging in a hedge of Company stock, which includes any instrument or transaction through which the Director or Executive Officer offsets or reduces exposure to the risk of price fluctuations in Company stock. The policy also prohibits pledges of Company stock (e.g. as collateral for a loan or by holding Company securities in a margin account) by Directors or Executive Officers. Any exceptions to the policy must be approved in advance by the Governance Committee.

Named Executive Officer Compensation

          The determination of the base salary, annual incentive, and equity compensation for Fiscal 2014 for our CEO, William Cook, was made as described above in the Compensation Process section of this Compensation Discussion and Analysis. Effective January 1, 2014, Mr. Cook’s base salary was increased to $950,000 (reflecting a 3.3% increase).

          Mr. Cook earned an annual cash incentive for Fiscal 2014 of $1,028,418 which will be paid in October 2014. This payout was at 102% of target achievement. This amount was calculated as described above under the Annual Cash Incentive section. Mr. Cook’s annual cash incentive was based on a 95% of target level achievement of operating income percentage, a 150% of target level achievement of ROI, a 103% of target achievement level of EPS, and an 87% of target achievement level of net sales.

          Mr. Cook earned a Long-Term Compensation Plan award payout for the three-year cycle that ended July 31, 2014 of 9,172 shares, based on an achievement level of 38% of target. This award was determined as described above under the Long-Term Compensation Plan section. Mr. Cook received an annual stock option grant in December 2013 of 110,000 shares. This option grant vests over a three-year period from the date of grant in one-third increments and has a ten-year term. The option price was $42.07, which was the closing stock price on the grant date. The amount of the option grant was determined as described above in the Stock Options section.

          Each of the other NEOs is paid the same components of compensation as the CEO, and they are determined as described in this Compensation Discussion and Analysis. The determination of each of the other NEOs’ base salary, annual incentive, and equity compensation was determined as described above in the Compensation Process section.

Tax Considerations

          The Committee monitors any changes in regulations when reviewing the various elements of our executive compensation program. Section 162(m) of the Internal Revenue Code generally disallows federal tax deductions for compensation in excess of $1 million paid to the CEO and the next three highest paid Officers (other than the CFO) whose compensation is required to be reported in the Summary Compensation Table of the Proxy Statement. Certain performance-based compensation is not subject to this deduction limitation.

          The 1991 Master Stock Compensation Plan and the 2001 Master Stock Incentive Plan, both of which have expired, were approved by Shareholders in 1991 and 2001, respectively. The 2010 Master Stock Incentive Plan was approved by Shareholders at the 2010 annual meeting. These plans limit the number of shares under a stock option or the Long-Term Compensation Plan that can be granted in any one year to any one individual to further the policy of preserving the tax deduction for compensation paid to executives. Our Officer Annual Cash Incentive and our Long-Term Compensation Plans were adopted by the Committee as sub-plans of the 2010 Master Stock Incentive Plan, subject to all the terms and limits of that Plan. The awards provided by these sub-plans are intended to qualify as qualified performance-based compensation under Section 162(m) of the Internal Revenue Code. The Committee reviewed the potential consequences for the Company of Section 162(m) and believes that this provision did not affect the deductibility of compensation paid to our Officers in Fiscal 2014.

          The Committee reserves the right, in appropriate circumstances and for the benefit of Shareholders, to award compensation that may result in a loss of tax deductibility under Section 162(m).

          The Committee designs and administers our equity compensation, our non-qualified deferred compensation, and CIC Agreements to be in compliance with Section 409A, the federal tax rules affecting non-qualified deferred compensation.

Compensation Risk Analysis

          The Company has reviewed and assessed its compensation plans. To complete this review, the Company completed an inventory and analysis of its compensation programs globally and reviewed this with the Committee. Through this review, we determined that our compensation programs, policies, and practices for our Employees are not reasonably likely to have a material adverse effect on the Company. In making this determination, we took into account the compensation mix for our Employees along with the various risk control features of our programs, including balanced performance targets, our stock ownership guidelines, and appropriate incentive caps.

Summary Compensation Table

          The following table provides summary information concerning compensation paid or accrued by the Company to or on behalf of the Company’s Named Executive Officers (“NEOs”): our CEO, our CFO, and each of our three other most highly compensated Officers who served in such capacities as of the end of Fiscal 2014 for services rendered during the 2012, 2013, and 2014 fiscal years.

Name and Principal Position	Year	Salary (1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compen- sation(4) ($)	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings(5) ($)	All Other Compen- sation(6) ($)	Total ($)
William Cook (7)	2014	937,077	1,398,532	1,298,286	1,028,418	319,391	47,799	5,029,503
Chairman,	2013	900,789	762,014	873,798	168,808	24,777	94,312	2,824,498
President and CEO	2012	853,550	755,085	1,244,890	1,381,144	1,157,816	91,306	5,483,791
James Shaw	2014	341,621	198,058	153,434	213,151	56,760	16,616	979,640
Vice President and	2013	297,741	194,344	102,587	35,328	14,231	18,871	663,102
CFO	2012	257,485	116,985	129,722	160,763	71,945	14,531	751,431
Tod Carpenter(7)	2014	429,062	561,838	518,393	387,114	100,523	198,539	2,195,469
Chief Operating	2013	326,308	278,202	218,555	63,775	36,361	97,792	1,020,993
Officer	2012	275,431	180,795	239,486	201,801	106,272	234,682	1,238,467
Wim Vermeersch(8)	2014	383,742	240,472	153,434	188,869	78,991	45,495	1,091,003
Vice President, Europe, Middle East and Africa
Jay Ward	2014	391,119	1,112,814	391,572	161,280	29,686	22,369	2,108,840
Senior Vice President,	2013	346,373	218,760	227,475	33,069	0	29,198	854,875
Industrial Products	2012	326,435	212,700	394,129	301,834	320,229	88,878	1,644,205

(1)

NEOs are eligible to defer a portion of their base salary into the Deferred Compensation and 401(k) Excess Plan. For Fiscal 2014, Mr. Cook deferred $54,785 of his base salary into the Plan. The Plan allows participants to choose different investment alternatives. Mr. Cook chose to allocate his deferral to be credited with a fixed rate of return. For more information on the Deferred Compensation and 401(k) Excess Plan, see the Non-Qualified Deferred Compensation section.

(2)

This column represents the aggregate grant date fair value of performance-based stock awards granted during the fiscal year under our Long-Term Compensation Plan for our NEOs and does not reflect compensation actually received by the NEOs. The performance period for the award granted during Fiscal 2014 is August 1, 2014 through July 31, 2017. The performance period for the award granted during Fiscal 2013 is August 1, 2013 through July 31, 2016. The performance period for the award granted during Fiscal 2012 is August 1, 2012 through July 31, 2015. The aggregate grant date fair value is computed in accordance with FASB ASC Topic 718. Refer to Note I of the Consolidated Financial Statements in our Annual Report on Form 10-K for Fiscal 2014 for our policy and assumptions made in the valuation of share-based payments.

This column includes an additional Long-Term Compensation Plan award made to Mr. Vermeersch on December 6, 2013. Mr. Vermeersch had previously not been eligible for this plan. This award is for the cycle beginning on August 1, 2013 and payout will be prorated based on his effective date in the plan.

The grant date fair value is based on the probable outcome of the performance conditions which is the target payout under each award included in the column. The grant date fair value based on the maximum payout awards granted during each fiscal year is the following:

	Long-Term Compensation Plan Award Granted during:
Name	Fiscal 2012	Fiscal 2013	Fiscal 2014
William Cook	$1,510,170	$1,524,028	$2,797,064
James Shaw	$233,970	$247,928	$396,116
Tod Carpenter	$361,590	$415,644	$1,123,676
Wim Vermeersch	$0	$0	$480,944
Jay Ward	$425,400	$437,520	$541,628

This column also reflects the aggregate grant date fair value of $842,000 for a restricted stock grant of 20,000 shares awarded to Mr. Ward on February 25, 2014.

(3)

This column represents the aggregate grant date fair value of stock option awards granted during the fiscal year under the Company’s 2010 Master Stock Incentive Plan and 2001 Master Stock Incentive Plan. These amounts were calculated in accordance with FASB ASC Topic 718. Refer to Note I of the Consolidated Financial Statements in our Annual Report on Form 10-K for Fiscal 2014 for our policy and assumptions made in the valuation of share-based payments. The annual stock option grants for our NEOs were made on December 9, 2013 for Fiscal 2014, December 7, 2012 for Fiscal 2013, and December 9, 2011 for Fiscal 2012, the dates on which they were approved by the Committee. The grant price for those options was the closing market price of the stock on those dates.

The Fiscal 2014 value for Mr. Ward includes $63,669 and $50,542 reflecting the grant date fair value of reload options granted on September 12, 2013 and March 27, 2014. The Fiscal 2012 value for Mr. Ward includes $64,836, reflecting the grant date fair value of a reload option granted on December 2, 2011. The Fiscal 2011 value for Mr. Ward includes $138,273, reflecting the grant date fair value of a reload option granted on January 12, 2011.

The Fiscal 2014 value for Mr. Carpenter includes $241,032 reflecting the grant date fair value of a promotional option granted by the Committee on April 1, 2014.

The Fiscal 2013 value for Mr. Cook includes $44,183, reflecting a grant date fair value of a reload option granted on August 28, 2012. The Fiscal 2012 value for Mr. Cook includes $87,372, reflecting a grant date fair value of a reload option granted on January 5, 2012.

(4)

This is the amount earned under our Annual Cash Incentive Plan as described in the Compensation Discussion and Analysis for the fiscal year. The Fiscal 2014 amount is expected to be paid by October 15, 2014, the Fiscal 2013 amount was paid on October 11, 2013, and the Fiscal 2012 amount was paid on October 12, 2012. Our NEOs can elect to defer all or a portion of their annual cash incentive to the Deferred Compensation and 401(k) Excess Plan. For Fiscal 2012, 2013 and 2014, the following deferrals of the annual cash incentive were made:

Name	Fiscal 2012	Fiscal 2013	Fiscal 2014
William Cook	$0	$0	$514,209
Jay Ward	$30,183	$3,307	$16,128

(5)	This column includes the annual change, if positive on an aggregate basis, in the value of our U.S. NEOs pension benefits for the following plans:

	•	Salaried Employees’ Pension Plan

	•	Excess Pension Plan

	•	Supplemental Executive Retirement Plan

For Mr. Vermeersch, this column includes the annual change in value of his pension benefits in the Swiss Life Defined Benefit Plan for the Benefit of Donaldson Europe BVBA. The amount was determined in Euros and was converted to U.S. dollars using the annual average exchange rate for August 1, 2013 to July 31, 2014 of €1 to $1.3607

This column also includes the amounts for the dollar value of the interest accrued that is above the market interest rates determined under SEC rules for compensation deferred prior to January 1, 2011 under the Deferred Compensation and 401(k) Excess Plan. For deferrals made prior to January 1, 2011, the interest rate for the Plan as set by the Committee was the ten-year Treasury Bond rate plus two percent. Effective for deferrals made after December 31, 2010, the interest rate as set by the Committee is the ten-year Treasury Bond rate.

The Fiscal 2014 change in pension value and above market interest amounts are as follows:

Name	Change in Pension Value	Above Market Interest
William Cook	$293,212	$26,179
James Shaw	$56,760	$0
Tod Carpenter	$100,523	$0
Wim Vermeersch	$78,991	$0
Jay Ward	$29,686	$0

(6)	The following components comprise the amounts in this column for Fiscal 2014:

Name	Retirement Contributions(a)	Life Insurance(b)	Restricted Stock Dividend	Other		Total
William Cook	$44,235	$3,564	$0	$0		$47,799
James Shaw	$12,356	$810	$3,450	$0		$16,616
Tod Carpenter	$19,113	$1,859	$3,450	$174,117	(c)	$198,539
Wim Vermeersch	$5,364	$0	$1,725	$38,406	(d)	$45,495
Jay Ward	$17,232	$1,057	$4,080	$0		$22,369

a.

For U.S. NEOs, this includes the Company match to the Retirement Savings and Employee Stock Ownership Plan and the Deferred Compensation and 401k Excess Plan. For Mr. Vermeersch, this includes the Company contribution to the Swiss Life MultiPlan. The contribution is made is Euros and was converted to U.S. dollars using the annual average exchange rate for August 1, 2013 to July 31, 2014 of €1 to $1.3607.

b.	The imputed income on the Company-provided basic life insurance in excess of $50,000

c.

Mr. Carpenter was an expatriate on assignment in Belgium from August 1, 2008 through September 30, 2011. Mr. Carpenter received expatriate compensation and benefits that are available on the same basis to all U.S. Employees on expatriate assignments. Although Mr. Carpenter has not worked in Europe since September 2011, it often takes a few years after an Employee’s return to the U.S. before the tax equalization payments can be finally settled. The $174,117 reported in the Summary Compensation Table for Fiscal 2014 was due to Mr. Carpenter’s expatriate status as follows:

Foreign Tax Payment	$169,214
Tax Gross-Up	$4,084
Tax Preparation	$500
Tax Equalization	$319
Total	$174,117

	d.	Mr. Vermeersch is a Belgium Employee. This column includes statutory variable vacation pay of $14,175, tax preparation assistance of $1,157, and a company-provided automobile of $23,074.

(7)	Mr. Cook and Mr. Carpenter are also Directors. Neither Mr. Cook nor Mr. Carpenter received compensation for his service as a Director.

(8)	Mr. Vermeersch was not a NEO in Fiscal 2012 or Fiscal 2013; therefore, his information is only provided for Fiscal 2014. These amounts are set forth in Mr. Vermeersch’s employment contract.

The Fiscal 2014 monthly amounts paid to Mr. Vermeersch in Euros were converted to U.S. dollars using the average exchange rate for the month the compensation was paid. The other amounts that were paid to Mr. Vermeersch in Euros were converted to U.S. dollars using the annual average exchange rate for August 1, 2013 to July 31, 2014 of €1 to $1.3607.

Fiscal 2014 Grants of Plan-Based Awards Table

This table provides information regarding each grant of an award made to our NEOs during Fiscal 2014. This includes the following awards:

	•	Fiscal 2014 Annual Cash Incentive which was approved by the Committee during Fiscal 2014 pursuant to the Annual Cash Incentive Plan;

	•	Stock awards pursuant to the Long-Term Compensation Plan for the three-year incentive cycle beginning August 1, 2014 which was approved by the Committee during Fiscal 2014;

	•	A stock award pursuant to the Long-Term Compensation Plan for the three-year incentive cycle beginning August 1, 2013 for Mr. Vermeersch which was approved by the Committee during Fiscal 2014;

	•	Annual Stock options granted pursuant to the 2010 Master Stock Incentive Plan during Fiscal 2014;

	•	Reload stock options granted pursuant to the 2001 Master Stock Incentive Plan; and

	•	Restricted stock awards granted pursuant to the 2010 Master Stock Incentive Plan during Fiscal 2014.

								All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name and Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William Cook
Annual Cash Incentive		0	1,005,100	1,658,415
Stock Awards	7/25/2014				3,460	34,600	69,200						1,398,532
Annual Stock Option	12/9/2013									110,000	(3)	42.07	1,298,286

James Shaw
Annual Cash Incentive		0	204,050	346,885
Stock Awards	7/25/2014				490	4,900	9,800						198,058
Annual Stock Option	12/9/2013									13,000	(3)	42.07	153,434

Tod Carpenter
Annual Cash Incentive		0	349,650	594,405
Stock Awards	7/25/2014				1,390	13,900	27,800						561,838
Annual Stock Option	12/9/2013									23,500	(3)	42.07	277,361
Stock Option	4/1/2014									20,000	(4)	42.68	241,032

Wim Vermeersch
Annual Cash Incentive		0	154,305	293,179
Stock Awards	12/6/2013				284	2,835	5,670						119,212
Stock Awards	7/25/2014				300	3,000	6,000						121,260
Annual Stock Option	12/9/2013									13,000	(3)	42.07	153,434

Jay Ward
Annual Cash Incentive		0	240,000	408,000
Stock Awards	7/25/2014				670	6,700	13,400						270,814
Annual Stock Option	12/9/2013									23,500	(3)	42.07	277,361
Reload Stock Option	9/12/2013									6,335	(5)	38.27	63,669
Restricted Stock Award	2/25/2014							20,000	(6)				842,000
Reload Stock Option	3/27/2014									7,732	(5)	41.79	50,542

(1)

The Threshold, Target, and Maximum represent the range of potential payments for Fiscal 2014 under the Annual Cash Incentive Plan described in the Compensation Discussion and Analysis based on the NEOs’ base salary as of July 31, 2014. The amount actually earned and paid out is based on the attainment of pre-established performance goals and is reflected in the Summary Compensation Table.

(2)

The Threshold, Target, and Maximum represent the range of payments under the Long-Term Compensation Plan described in the Compensation Discussion and Analysis which are for the three-year cycle approved by the Committee during Fiscal 2014 and beginning August 1, 2014. The amounts in these columns reflect shares of stock and are based on the attainment of pre-established performance goals.

This includes an award under our Long-Term Compensation Plan for the three-year cycle beginning August 1, 2013 which was approved by the Committee on December 6, 2013 for Mr. Vermeersch.

(3)

The Annual Stock Option Grants were granted to our NEOs on December 9, 2013 as described in the Compensation Discussion and Analysis. These grants were approved by the Committee on the grant date. All options are granted with an exercise price equal to the closing stock price of the Company’s common stock on the date of the grant, December 9, 2013, and vest over a three-year period from date of grant, in one-third increments.

(4)

This is a Stock Option Grant the Committee made to Mr. Carpenter when he was promoted to Chief Operating Officer on April 1, 2014. This option has an exercise price equal to the closing stock price of the Company’s common stock on the date of the grant, April 1, 2014, and vests over a three-year period from date of grant, in one-third increments.

(5)

This is a reload option award which is immediately vested, as described in the Compensation Discussion and Analysis under Stock Options. The reload option was approved by the Committee as part of the initial grant and was granted pursuant to the 2001 Master Stock Incentive Plan.

(6)	This is a Restricted Stock Award that will vest on February 25, 2017. Dividend equivalents are paid on the award during the vesting period.

Outstanding Equity Awards at 2014 Fiscal Year-End

          The following table summarizes the equity awards held by our NEOs as of the last day of Fiscal 2014.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units Held That Have Not Vested (#)		Market Value of Shares of Stock or Units That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units, or Other Rights That Have Not Vested(1) ($)
William Cook	53,500	0		15.345	12/7/2014				21,300	(2)	826,227
	106,000	0		16.400	12/16/2015				20,900	(3)	810,711
	109,000	0		17.550	12/5/2016				34,600	(4)	1,342,134
	112,000	0		23.000	12/4/2017
	142,600	0		17.275	12/9/2018
	153,000	0		21.200	12/11/2019
	116,000	0		29.070	12/10/2020
	77,333	38,667	(5)	34.880	12/9/2021
	31,000	62,000	(6)	33.580	12/7/2022
	0	110,000	(7)	42.070	12/9/2023
James Shaw	3,000	0		15.345	12/7/2014	4,000	(9)	155,160	3,300	(2)	128,007
	5,000	0		16.400	12/16/2015	2,000	(10)	77,580	3,400	(3)	131,886
	5,000	0		17.550	12/5/2016				4,900	(4)	190,071
	6,000	0		23.000	12/4/2017
	6,000	0		17.275	12/9/2018
	6,000	0		21.200	12/11/2019
	6,000	0		29.070	12/10/2020
	8,667	4,333	(5)	34.880	12/9/2021
	3,834	7,666	(6)	33.580	12/7/2022
	0	13,000	(7)	42.070	12/9/2023
Tod Carpenter	5,000	0		16.495	1/23/2016	4,000	(11)	155,160	5,100	(2)	197,829
	1,000	0		16.075	7/26/2016	2,000	(12)	77,580	5,700	(3)	221,103
	10,000	0		17.550	12/5/2016				13,900	(4)	539,181
	11,000	0		23.000	12/4/2017
	17,600	0		17.275	12/9/2018
	18,000	0		21.200	12/11/2019
	15,000	0		29.070	12/10/2020
	16,000	8,000	(5)	34.880	12/9/2021
	8,167	16,333	(6)	33.580	12/7/2022
	0	23,500	(7)	42.070	12/9/2023
	0	20,000	(8)	42.680	4/1/2024
Wim Vermeersch	1,500	0		15.250	1/18/2015	3,000	(13)	116,370	2,835	(3)	109,970
	1,500	0		16.495	1/23/2016				3,000	(4)	116,370
	2,000	0		19.825	1/15/2018
	1,000	0		15.865	1/15/2019
	3,000	0		21.135	1/14/2020
	2,500	0		29.070	12/10/2020
	10,667	5,333	(5)	34.880	12/9/2021
	4,667	9,333	(6)	33.580	12/7/2022
	0	13,000	(7)	42.070	12/9/2023
Jay Ward	5,000	0		16.495	1/23/2016	20,000	(14)	775,800	6,000	(2)	232,740
	9,422	0		22.315	12/5/2016				6,000	(3)	232,740
	7,732	0		41.790	12/4/2017				6,700	(4)	259,893
	17,246	0		22.060	12/9/2018
	10,788	0		23.125	12/9/2018
	14,486	0		29.965	12/11/2019
	6,788	0		33.425	12/11/2019
	6,335	0		38.270	12/11/2019
	33,000	0		29.070	12/10/2020
	22,000	11,000	(5)	34.880	12/9/2021
	8,500	17,000	(6)	33.580	12/7/2022
	0	23,500	(7)	42.070	12/9/2023

(1)	The market value is calculated using the closing stock price on the NYSE at the end of Fiscal 2014.

(2)

This amount is the Target payout for the performance-based stock awards pursuant to the Long-Term Compensation Plan for the three-year incentive cycle ending July 31, 2015 if the performance goals described in the Compensation Discussion and Analysis are met.

(3)

This amount is the Target payout for the performance-based stock awards pursuant to the Long-Term Compensation Plan for the three-year incentive period ending July 31, 2016 if the performance goals described in the Compensation Discussion and Analysis are met.

(4)

This amount is the Target payout for the performance-based stock awards pursuant to the Long-Term Compensation Plan for the three-year incentive period ending July 31, 2017 if the performance goals described in the Compensation Discussion and Analysis are met.

(5)	This stock option was granted on December 9, 2011 and vests over a three-year period from the grant date in one-third increments each year. This grant will be 100% vested on December 9, 2014.

(6)	This stock option was granted on December 7, 2012 and vests over a three-year period from the grant date in one-third increments each year. This grant will be 100% vested on December 7, 2015.

(7)	This stock option was granted on December 9, 2013 and vests over a three-year period from the grant date in one-third increments each year. This grant will be 100% vested on December 9, 2016.

(8)	This stock option was granted on April 1, 2014 and vests over a three-year period from the grant date in one-third increments each year. This grant will be 100% vested on April 1, 2017.

(9)	Mr. Shaw’s restricted stock grant of 4,000 shares vests on September 17, 2015.

(10)	Mr. Shaw’s restricted stock grant of 2,000 shares vests on September 21, 2017.

(11)	Mr. Carpenter’s restricted stock grant of 4,000 shares vests on September 25, 2014.

(12)	Mr. Carpenter’s restricted stock grant of 2,000 shares vests on September 21, 2017.

(13)	Mr. Vermeersch’s restricted stock grant of 3,000 shares vests on January 9, 2017.

(14)	Mr. Ward’s restricted stock grant of 20,000 shares vests on February 25, 2017.

Fiscal 2014 Option Exercises and Stock Vested Table

          The following table summarizes information on stock option awards exercised during Fiscal 2014, the Long-Term Compensation Plan payouts for the cycle ending July 31, 2014, and restricted stock awards that vested during Fiscal 2014 for our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
William Cook	53,500	1,411,598	9,172	379,996
James Shaw	3,000	78,525	1,390	57,588
Tod Carpenter	5,000	115,100	1,670	69,188
Wim Vermeersch	0	0	0	0
Jay Ward	25,000	475,420	8,329	348,910

(1)	Amount reported represents the market price of our common stock on the exercise date, less the exercise price, multiplied by the number of shares exercised.

(2)	Amount reported represents the closing price of our common stock as of the vesting date multiplied by the number of shares acquired on vesting.

Pension Benefits

          The Company provides pension benefits to our U.S. Officers through the following plans:

•	Salaried Employees’ Pension Plan

•	Excess Pension Plan

•	Supplemental Executive Retirement Plan

          As a resident of Belgium, Mr. Vermeersch is not eligible for the plans listed above. He participates in the plan the Company provides to Employees at our Leuven, Belgium location: the Swiss Life Defined Benefit Plan for the Benefit of Donaldson Europe BVBA.

Salaried Employees’ Pension Plan

          The Salaried Employees’ Pension Plan is a defined benefit plan that provides retirement benefits to our eligible Employees through a cash balance benefit. Participants accumulate a benefit in a hypothetical account from interest credits and Company contribution credits. The Company contribution credits vary with service, age, and compensation. A participant’s benefit is 100% vested after three years of service. At retirement or termination, a participant who has a vested benefit can receive the benefit in the form of a lump sum or an actuarially equivalent annuity.

          An Employee’s account earns interest each year based on the average yield on one-year Treasury Constant Maturities during the month of June prior to the plan year plus 1%. This is the Interest Crediting Rate. The minimum annual Interest Crediting Rate is 4.83%.

          The Company contribution credit consists of a basic Company credit and an excess Company credit. The basic Company credit is equal to the basic Company credit percentage (see table below) multiplied by a participant’s compensation during the plan year. The excess Company credit is equal to the excess Company credit percentage (see table below) multiplied by a participant’s compensation during the plan year which exceeds the social security taxable wage base. The compensation used in the calculation is total cash compensation paid during the plan year which is August 1 – July 31.

          Company contribution credits are credited to the account balance at the end of each plan year. The basic and excess Company contribution credit percentages are based on the sum of a participant’s age plus years of service at the end of the plan year. As of July 31, 2014, the sum of age plus years of service for the NEOs was as follows: Mr. Cook, 94; Mr. Shaw, 55; Mr. Carpenter, 73; and Mr. Ward, 66. The following are the Company credit percentages:

	Company Credit Percentages
Age Plus Years of Service	Basic	Excess
Less than 40	3.0%	3.0%
40 – 49	4.0%	4.0%
50 – 59	5.0%	5.0%
60 – 69	6.5%	5.0%
70 or more	8.5%	5.0%

          In July 2013, the Company announced that effective August 1, 2013, the plan will be frozen to any Employees hired on or after August 1, 2013. Effective August 1, 2016, Employees hired prior to August 1, 2013 will no longer continue to accrue Company contribution credits under the plan.

Excess Pension Plan

          The Excess Pension Plan mirrors the Salaried Employees’ Pension Plan. This Plan is an unfunded, non-qualified plan that primarily provides retirement benefits that cannot be paid under the Salaried Employees’ Pension Plan due to the Internal Revenue Code limitations on qualified plans for compensation and benefits. Vested benefits are paid out of this Plan on or after termination or retirement in up to 20 annual installments or a lump sum according to elections made by the participant in accordance with applicable IRS regulations. Effective August 1, 2016, Employees will no longer continue to accrue benefits under this plan.

Supplemental Executive Retirement Plan (“SERP”)

          The SERP is designed to guarantee our Officers a minimum lump sum retirement benefit from all Company funded retirement programs (including any retirement benefits from a previous employer) equal to 30% of the participant’s average compensation (average of the three highest consecutive years) multiplied by years of service (maximum of 20 years). To determine if any portion of this benefit would be payable under the SERP, all Company-provided retirement benefits from the Salaried Employees’ Pension Plan, the Excess Pension Plan, the Retirement Savings and Employee Stock Ownership Plan, and the Deferred Compensation and 401(k) Excess Plan, plus any retirement benefits that are provided from a previous employer are combined to offset the formula described above.

          This benefit is payable at age 62 with ten years of service. Compensation in this plan is defined as base salary earned during the plan year plus the annual cash incentive earned during the plan year. A reduced benefit is available at age 55 with 15 years of service. The benefit is reduced by 2% for each year the benefit precedes age 62.

          Effective January 1, 2008, the Committee decided to freeze the SERP to new entrants. Therefore, Mr. Carpenter and Mr. Shaw are not eligible for the SERP.

          Changes during Fiscal 2014: The Committee decided that effective August 1, 2016, participants will no longer accrue a benefit under this plan.

Defined Benefit Plan for the Benefit of Donaldson Europe BVBA

          This plan provides participants with a lump sum benefit at retirement of 2.4 times pension salary (limited to the Computation Ceiling which is €46,657.55 for 2014) plus 8.4 times the pension salary over the Computation Ceiling. This amount is proportionally reduced for service less than 40 years at retirement. This benefit is payable at age 65 and can be paid in a lump sum, a partial lump sum and a pension annuity, or a full pension annuity. A reduced lump sum is available at age 60.

          The following table summarizes information with respect to Pension Plans for each NEO.

FISCAL 2014 PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
William Cook	Salaried Employees’ Pension Plan	34	925,561	0
	Excess Pension Plan	34	2,897,235	0
	Supplemental Executive Retirement Plan(2)	34	1,729,571	0

James Shaw	Salaried Employees’ Pension Plan	10	198,856	0
	Excess Pension Plan	10	74,202	0

Tod Carpenter	Salaried Employees’ Pension Plan	18	443,872	0
	Excess Pension Plan	18	175,646	0

Wim Vermeersch	Defined Benefit Plan for the Benefit of Donaldson Europe BVBA	9	348,883	0

Jay Ward	Salaried Employees’ Pension Plan	16	359,385	0
	Excess Pension Plan	16	223,902	0
	Supplemental Executive Retirement Plan(2)	16	85,997	0

(1)

The present value of the accumulated benefit for the Salaried Employees’ Pension Plan and the Excess Pension Plan was determined by projecting the August 1, 2014 cash balance amounts to age 65 using a 5.0% interest credit rate and discounting it using a 4.25% interest rate.

The present value of the Supplemental Executive Retirement Plan as of August 1, 2014 was determined by projecting the cash balance plans to age 62 using a 5.0% interest rate and projecting the defined contribution plans to age 62 using a 9.75% interest rate. This amount was then discounted using a 4.25% interest rate.

The present value of the accumulated benefit for the Defined Benefit Plan for the Benefit of Donaldson Europe BVBA was determined using a 2.75% discount rate.

The actual accrued balances as of the end of Fiscal 2014 were as follows:

Name	Salaried Employees’ Pension Plan	Excess Pension Plan
William Cook	$898,862	$2,813,659
James Shaw	$173,224	$64,638
Tod Carpenter	$413,908	$163,789
Jay Ward	$323,712	$201,677

For additional assumptions used in this calculation, refer to Note F of the Consolidated Financial Statements in our Annual Report on Form 10-K for Fiscal 2014.

(2)

To be eligible for a benefit under the Supplemental Executive Retirement Plan, a participant must be at least age 55 and meet the service requirements. As of the end of Fiscal 2014, Mr. Cook met that eligibility requirement for a benefit, if any, under this plan.

Non-Qualified Deferred Compensation

The Company allows U.S. Officers to defer compensation through the following plans:

•	Deferred Compensation and 401(k) Excess Plan

•

Deferred Stock Option Gain Plan (Effective January 1, 2008, this Plan was frozen to new deferral elections. Deferrals are still made into the Plan based on deferral elections made prior to January 1, 2008.)

Through the Deferred Compensation and 401(k) Excess Plan, the participants are eligible to defer the following:

•	Up to 75% of Base Salary

•	Up to 100% of Annual Cash Incentive

•	Up to 100% of the Long-Term Compensation Plan stock award

•	Up to 25% of compensation in excess of the qualified plan compensation limits ($250,000 for 2012, $255,000 for 2013 and $260,000 for 2014)

          Any deferred cash (base salary and annual cash incentive) will receive a matching Company contribution as described under the Retirement Savings and Employee Stock Ownership Plan in the Compensation Discussion and Analysis.

          Participants have the following two investment alternatives for the deferrals of base salary and annual cash incentive:

•

Allocate the account to be credited with a fixed rate of return (this rate is approved annually by the Committee). For deferrals made prior to January 1, 2011, the rate of return is equal to the ten-year Treasury Bond rate plus two percent, and for deferrals made after January 1, 2011, the rate of return is equal to the ten-year Treasury Bond rate.

•

Allocate the account to one or more measurement funds. Several mutual fund investments are available, and funds may be reallocated among the investment alternatives at any time. These funds mirror the funds utilized in our Retirement Savings and Employees Stock Ownership Plan. These amounts are funded through a non-qualified “rabbi” trust.

          All stock deferrals (Long-Term Compensation Plan awards, Restricted Stock Grants, and Stock Option Gains) remain in stock, are funded through a non-qualified “rabbi” trust, and are paid out in stock. These deferrals earn any quarterly dividends that are paid on the Company’s Common Stock.

          The Company also sponsors the ESOP Restoration Plan, which is a non-qualified supplemental deferred compensation plan that was established on August 1, 1990 and is funded through a non-qualified “rabbi” trust. This Plan provided benefits that were not payable under the Company’s Employee Stock Ownership Plan due to IRS limits on compensation. The Employee Stock Ownership Plan was a leveraged ESOP and contributions were made to the Plan from August 1987 through July 1997. Currently, the only new contributions made to the ESOP Restoration Plan are for any quarterly dividend equivalents. These quarterly dividend equivalents are based on dividends paid on the Company’s Common Stock.

          Payments are made under these plans in the form of a lump sum or annual installments of up to 20 years. The deferral elections and payment elections are made in accordance with the timing requirements of applicable IRS regulations.

          The following table summarizes information with respect to the participation of our NEOs in our Deferred Compensation and 401(k) Excess Plan and our Deferred Stock Option Gain Plan.

FISCAL 2014 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4)($)
William Cook	110,162	33,835	595,498	0	30,612,112
James Shaw	7,562	3,781	8,020	0	92,041
Tod Carpenter	12,018	6,867	16,358	0	174,418
Wim Vermeersch(5)	0	0	0	0	0
Jay Ward	10,153	5,874	7,698	0	199,020

(1)	Includes amounts deferred into the non-qualified deferred compensation plans as follows:

•	Deferred Base Salary of $54,785 for Mr. Cook as reported in the Summary Compensation Table.

•	Deferred Annual Cash Incentive of $3,307 for Mr. Ward as reported in the Summary Compensation Table.

•	401(k) Excess contributions of $55,377 for Mr. Cook, $7,562 for Mr. Shaw, $12,018 for Mr. Carpenter, and $6,846 for Mr. Ward.

(2)

This reflects the company match for deferred salary, deferred annual incentive, and 401(k) Excess contributions. These amounts were reported under All Other Compensation in the Summary Compensation Table.

(3)

This includes amounts listed in the Summary Compensation Table in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column for Above Market Interest (see Footnote 5 of the Summary Compensation Table).

(4)	This includes balances for our NEOs from the non-qualified deferred compensation plans as follows:

Name	Deferred Compensation and 401(k) Excess Plan Balance at FYE	Deferred Stock Option Gain Plan Balance at FYE	ESOP Restoration Plan Balance at FYE
William Cook	$14,600,924	$15,562,679	$448,509
James Shaw	$92,041	$0	$0
Tod Carpenter	$174,418	$0	$0
Wim Vermeersch	$0	$0	$0
Jay Ward	$199,020	$0	$0

This also includes the following amounts that were reported as cash compensation to our NEOs in the Summary Compensation Table for current and previous years: Mr. Cook, $650,572; Mr. Shaw, $15,210; Mr. Carpenter, $28,025; and Mr. Ward, $79,637.

(5)	As a resident of Belgium, Mr. Vermeersch is not eligible for the Non-qualified Deferred Compensation Plans.

Potential Payments Upon Termination or Change in Control

          The following discussion and tables reflect the amount of compensation that would be paid to the NEOs in the event of termination of employment of the Officer under several different termination scenarios.

Potential Payments upon Termination Absent a Change in Control

          Retirement

          Our Officers are eligible for retirement at age 55 with five years of vesting service. As of the end of Fiscal 2014, Mr. Cook and Mr. Carpenter were eligible for retirement.

          Upon retirement, all outstanding stock options will continue to remain outstanding and are exercisable as they vest for the remainder of their respective ten-year term (in accordance with the terms of the stock option plan document). Time-based restricted stock grants that have not vested would be prorated at retirement.

          As of the end of Fiscal 2014, Mr. Carpenter has two restricted stock awards. Mr. Carpenter would have received 4,600 shares of his restricted stock grants had he retired at fiscal year-end. The value of those shares at fiscal year-end was $178,434.

          In the event of retirement during the fiscal year after the end of the first quarter, the Officer would receive a prorated annual cash incentive at the end of the applicable performance period for the period of the year when actively employed. If Mr. Cook or Mr. Carpenter had retired at fiscal year-end, each would have received his full annual cash incentive (as shown in the Summary Compensation Table).

          For any Long-Term Compensation Plan awards that are not vested (i.e., they are still within the three-year incentive cycle), a participant who retires receives a prorated payment at the end of the three-year incentive cycle based on the portion of the period during which the participant was actively employed. The awards are paid out at the end of the performance cycle. If Mr. Cook or Mr. Carpenter had retired at fiscal year-end, each would have received 1/3 of the award for the cycle which ends July 31, 2016 and 2/3 of the award for the cycle which ends July 31, 2015. The following are the shares and value at fiscal year-end assuming a target payout:

Name	Shares	Value at Fiscal Year-end
William Cook	21,167	$821,068
Tod Carpenter	5,300	$205,587

          Payments under our Non-Qualified Deferred Compensation Plans and Excess Pension Plan would be paid according to the payment elections made by the NEO. The amounts reflected in the Non-Qualified Deferred Compensation Table and Pension Benefits Table would have been payable according to the Officer’s payment elections in the event of a retirement at the end of Fiscal 2014. If Mr. Cook had retired at fiscal year-end, the following SERP benefits would have been payable (per their payment election).

Name	SERP Benefit	Form of Payments
William Cook	$2,328,437	10 year annual installments

          Mr. Carpenter is not eligible for the SERP.

          Involuntary Termination

          In the event of an involuntary termination not for cause, the Committee has the sole discretion to determine the amount, if any, of severance payments and benefits that will be offered to a NEO. We have no formal employment agreements with our Officers and they are not covered by our Company Severance Plan. Under our Severance Plan for U.S. salaried Employees, the Company generally pays severance equal to one week of base salary for each year of service up to a maximum of 26 weeks (a minimum of 8 weeks for director level) and a prorated incentive at target. We generally pay for continued coverage for elected medical and dental benefits for a period of one or two months based on years of service. Our NEOs would receive two months of benefit continuation based on their years of service. If the Committee were to follow our U.S. Severance Plan, the following payments would have been made to our U.S. NEOs if they had been involuntarily terminated at the end of Fiscal 2014:

Name	Severance	Benefit Continuation
William Cook	$1,520,000	$1,778
James Shaw	$277,308	$1,416
Tod Carpenter	$601,731	$2,022
Jay Ward	$363,077	$2,992

          Per Belgium legislation that pertains to Belgium Employees, Mr. Vermeersch would be eligible for fourteen months of severance pay or $381,760, based on the conversion rate of Euros to U.S. at the end of Fiscal 2014 of €1 to $1.339.

          Upon involuntary termination, outstanding vested stock options must be exercised within one month of such termination. Unvested stock options and restricted stock grants that have not vested would be forfeited.

          For any Long-Term Compensation Plan awards that are not vested (i.e., they are still within the three-year incentive cycle), the participant will not receive any payment for those cycles.

          The amounts reflected in the Non-Qualified Deferred Compensation Table and the Pension Benefits Table would have been payable according to the Officer’s payment elections in the event of a termination at the end of Fiscal 2014. Under the SERP, a participant must be at least age 55 and meet the service requirement at termination of employment to be eligible to receive a benefit from the Plan. Had Mr. Cook been terminated at the end of the fiscal year, the following SERP benefit would have been payable:

Name	SERP Benefit	Form of Payments
William Cook	$2,328,437	10 year annual installments

          Since Mr. Ward was not age 55 as of the end of Fiscal 2014, there would not have been any SERP benefit payable to him if he had been involuntarily terminated at the end of the fiscal year. Mr. Shaw, Mr. Carpenter, and Mr. Vermeersch are not eligible for the SERP.

          Death

          In the event of the death of an Officer, all outstanding vested stock options would continue to remain outstanding and would be exercisable by the named beneficiary for a period of 36 months following the death. Unvested stock options would be forfeited.

          Time-based restricted stock grants that have not vested would be prorated at death, per the terms of the applicable restricted stock award agreement. As of the end of Fiscal 2014, four of our NEOs have restricted stock awards. Their named beneficiaries would have received the following shares of restricted stock had they died at the fiscal year-end.

Name	Shares	Value at Fiscal Year-end
James Shaw	3,800	$147,402
Tod Carpenter	4,600	$178,434
Wim Vermeersch	1,500	$58,185
Jay Ward	2,778	$107,758

          In the event of death during the fiscal year, the Officer’s beneficiary would receive, at the end of the applicable performance period, a prorated annual cash incentive for the period of the year when actively employed. If a death occurred at fiscal year-end for each of our NEOs, the amount listed in the Summary Compensation Table for the annual cash incentive for each NEO would be paid to his/her beneficiary.

          For any Long-Term Compensation Plan awards that are not vested (i.e., they are still within the three-year incentive cycle), the participant’s beneficiary would receive a prorated payment at the end of the three-year incentive cycle based on the portion of the period during which the participant was actively employed. The payments are made at the end of the performance cycle. Had a death of our NEOs occurred at fiscal year-end, their beneficiaries would have received 1/3 of the long-term compensation cycle which ends on July 31, 2016 and 2/3 of the long-term compensation cycle which ends on July 31, 2015. Mr. Vermeersch does not have the cycle ending July 31, 2015. The following are the shares and value at fiscal year-end assuming a payout at target.

Name	Shares	Value at Fiscal Year-end
William Cook	21,167	$821,068
James Shaw	3,333	$129,287
Tod Carpenter	5,300	$205,587
Wim Vermeersch	635	$24,632
Jay Ward	6,000	$232,740

          Upon the death of a NEO, payments under our Non-Qualified Deferred Compensation Plans and Excess Pension Plan would be accelerated. The amounts reflected in the Non-Qualified Deferred Compensation Table and Pension Benefits Table would have been payable to the named beneficiary as a lump sum in the event of the death of a NEO at the end of Fiscal 2014.

          Under the SERP, if a participant dies after 15 years of service and prior to age 62, his or her named beneficiary will receive a lump sum benefit from the SERP. If the NEOs had died at the end of Fiscal 2014, their beneficiaries would have received the following lump sum from the SERP:

Name	SERP Benefit
William Cook	$2,328,437
Jay Ward	$975,872

          Mr. Shaw, Mr. Carpenter, and Mr. Vermeersch are not eligible for the SERP.

          Disability

          In the event of the disability of an Officer, all outstanding stock options would remain outstanding, continue to vest, and be exercisable for a period of 36 months following the disability.

          Time-based restricted stock grants that have not vested would be prorated at disability, per the terms of the applicable restricted stock award agreement. As of the end of Fiscal 2014, four of our NEOs have a restricted stock award. They would have received the following shares of restricted stock had they become disabled at fiscal year-end:

Name	Shares	Value at Fiscal Year-end
James Shaw	3,800	$147,402
Tod Carpenter	4,600	$178,434
Wim Vermeersch	1,500	$58,185
Jay Ward	2,778	$107,758

          Upon the occurrence of a disability, each U.S. Officer who participates in our long-term disability program will receive an annual benefit equal to 60% of total cash compensation until the earlier of: (a) age 65; (b) recovery from the disability; or (c) death. The portion of compensation up to $200,000 is fully insured and payable by our insurance company and the portion of compensation in excess of $200,000 is self insured and payable by the Company. Had our NEOs become disabled at fiscal year-end, they would have received annual disability benefits as follows:

	Annual Disability Benefit
Name	Fully Insured Portion	Self Insured Portion
William Cook	$120,000	$1,249,160
James Shaw	$120,000	$155,102
Tod Carpenter	$120,000	$196,865
Wim Vermeersch	$167,375	$0
Jay Ward	$120,000	$268,924

          Mr. Vermeersch’s disability benefit is pursuant to the plan offered employees in Belgium. The maximum disability benefit under that plan which would be payable to Mr. Vermeersch is €125,000, which was converted to U.S. dollars using the exchange rate as of the end of the fiscal year of €1 Euro to $1.399.

          In the event of disability during the fiscal year, the Officer would receive a prorated annual cash incentive for the period of the year when actively employed per the terms of the Plan. If a disability had occurred at fiscal year-end for each of our NEOs, the amount listed in the Summary Compensation Table for the annual cash incentive would be paid to them.

          For any Long-Term Compensation Plan awards that are not vested (i.e., they are still within the three-year incentive cycle), a disabled participant would receive a prorated payment at the end of the three-year incentive cycle based on the portion of the period during which the participant was actively employed. Had a disability of our NEOs occurred at fiscal year-end, they would have received 1/3 of the long-term compensation cycle which ends on July 31, 2016 and 2/3 of the long-term compensation cycle which ends on July 31, 2015 (see the Outstanding Equity Awards at Fiscal Year-End table). Mr. Vermeersch does not have an award for the cycle ending July 31, 2015. The following are the shares and value at fiscal year-end assuming a payout at target.

Name	Shares	Value at Fiscal Year-end
William Cook	21,167	$821,068
James Shaw	3,333	$129,287
Tod Carpenter	5,300	$205,587
Wim Vermeersch	635	$24,632
Jay Ward	6,000	$232,740

          In the event of a qualifying disability, payments under our Non-Qualified Deferred Compensation Plans and Excess Pension Plan would be accelerated. The amounts reflected in the Non-Qualified Deferred Compensation Table and Pension Benefits Table would have been payable as a lump sum in the event of the disability of a NEO at the end of Fiscal 2014.

          Under the SERP, if a participant becomes disabled after 15 years of service and prior to age 62, he or she will receive a lump sum benefit from the SERP. If the NEOs had become disabled at the end of Fiscal 2014, they would have received the following lump sum from the SERP:

Name	SERP Benefit
William Cook	$2,328,437
Jay Ward	$975,872

          Mr. Shaw, Mr. Carpenter, and Mr. Vermeersch are not eligible for the SERP.

          Voluntary Termination and Termination for Cause

          A NEO is not entitled to receive any additional forms of severance payments or benefits upon his voluntary decision to terminate employment or upon his termination by the Company for cause prior to being eligible for retirement.

          Payments under our Non-Qualified Deferred Compensation Plans and Excess Pension Plan would be paid according to the payment election made by the NEO. The amounts reflected in the Non-Qualified Deferred Compensation Table and the Pension Benefits Table would have been payable according to the Officer’s payment elections in the event of a termination at the end of Fiscal 2014. Under the SERP, a participant must be at least age 55 and meet the service requirement at termination of employment to be eligible to receive a benefit from the Plan. Had Mr. Cook voluntarily terminated or been terminated by the Company for cause at the end of the fiscal year, the following SERP benefit would have been payable according to his payment election:

Name	SERP Benefit	Form of Payments
William Cook	$2,328,437	10 year annual installments

          Since Mr. Ward was not age 55 as of the end of Fiscal 2014, there would not have been any SERP benefit payable to him if he had voluntarily terminated employment or had been terminated for cause at the end of the fiscal year. Mr. Shaw, Mr. Carpenter, and Mr. Vermeersch are not eligible for the SERP.

Potential Payments and Benefits Upon Termination Following or in Connection with a Change in Control

          Upon the occurrence of a “change in control,” as generally defined below, whether or not there is a qualifying termination of employment:

•

All outstanding unvested stock options will immediately vest and become exercisable. As of the end of Fiscal 2014, the December 9, 2011, the December 7, 2012, and the December 9, 2013 stock option grants were not fully vested for the NEOs. Mr. Carpenter also has a April 1, 2014 stock option grant which is not fully vested. See Outstanding Equity Awards at 2013 Fiscal Year-End table.

•

All shares of time-based restricted stock will immediately vest and become unrestricted. As of the end of Fiscal 2014, all NEOs except Mr. Cook have unvested time-based restricted stock. See the Outstanding Equity Awards at 2014 Fiscal Year-End table.

•	Any Long-Term Compensation Plan awards will immediately vest and be paid out in a lump sum at target. See the Outstanding Equity Awards at 2014 Fiscal Year-End table.

•	Any unvested benefits under the Salaried Employees’ Pension Plan will immediately vest. As of the end of Fiscal 2014, all U.S. NEOs were 100% vested in the Salaried Employees’ Pension Plan.

          We have also entered into Change in Control Agreements (“CIC Agreements”) with each of the NEOs. Generally, a change in control includes the occurrence of any of the following events or circumstances:

(a)	The acquisition of 25% or more of the combined voting power of the Company’s outstanding shares, other than any acquisition from or by the Company or any Company-sponsored Employee benefit plan.

(b)	Consummation of a merger or other business consolidation of the Company other than a transaction where the Company’s pre-transaction Shareholders retain at least 60% ownership of the surviving entity.

(c)

A change in the Board of Directors composition in which the incumbent Directors, meaning those Directors who were not elected in a contested fashion, are no longer a majority of the Board. The CIC Agreements specify the circumstances under which a Director is deemed to have been elected in a contested fashion.

(d)

Approval of a plan of liquidation or dissolution or a consummated agreement for the sale of all or substantially all of the Company’s assets to an entity, unless the Company’s pre-transaction Shareholders retain at least 60% ownership of the surviving entity.

          The CIC Agreements provide that upon a qualifying termination of employment in connection with a change in control (see the Compensation Discussion and Analysis under Change in Control Agreements for more information on a qualifying termination), in addition to the accelerated vesting of stock options and restricted stock and the Long-Term Compensation Plan stock awards described above, each Officer will receive severance payments equal to:

•

A cash lump sum equal to a multiple of the sum of the Officer’s base salary plus the Officer’s target cash incentive from the Annual Cash Incentive Plan then in effect. The multiple is based on level as follows:

	•	CEO – three times the sum of base salary and target annual incentive

	•	COO and Senior Vice Presidents – two times the sum of base salary and target annual incentive

	•	Vice Presidents – one times the sum of base salary and target annual incentive

•	A lump sum of additional pension benefits equal to:

	•	The value of the benefit under each pension plan assuming the benefit is fully vested and the Officer had three additional years of benefit accrual; less

	•	The value of the vested benefit accrued under each pension plan.

          Each Officer will also be entitled to:

•	36 months of continued medical, dental, vision, life, disability, and accident benefits

•	Outplacement services suitable to the Officer’s position for a period of three years or until the first acceptance of an employment offer if earlier than three years

•

For all Officers, the CIC Agreement provides that the Officer’s payments will be reduced to the maximum amount that can be paid without triggering an excise tax liability. This reduction would only occur if the net amount of those payments is greater than the net amount of payments without the reduction.

          This table reflects the additional amounts per our CIC Agreements in effect for Fiscal 2014 that would have been payable to the NEOs if a change in control had occurred and the Officer had a qualifying termination of employment effective July 31, 2014. The table also shows the accelerated vesting of stock options, time-based restricted stock, Long-Term Compensation Plan stock awards, and retirement plan benefits that would be paid to our NEOs if a change in control had occurred and the Officer had a qualifying termination of employment effective July 31, 2014:

Named Executive Officer	Cash Severance(1)	Equity(2)	Retirement Program Payments(3)	Benefit Continuation(4)	Outplacement(5)	Excise Tax Gross-Up	Total
William Cook	$5,985,000	$1,166,091	$1,379,464	$27,752	$75,000	$0	$8,633,307
James Shaw	$560,000	$403,590	$135,263	$39,668	$75,000	$0	$1,213,521
Tod Carpenter	$1,890,000	$522,036	$277,139	$27,212	$75,000	$0	$2,791,387
Wim Vermeersch(6)	$531,432	$188,564	$166,105	$0	$100,420	$0	$986,522
Jay Ward	$1,280,000	$1,106,120	$213,634	$44,456	$75,000	$0	$2,719,210

(1)	Under the CIC Agreement, this amount is a lump sum equal to:

	•	Three times the sum of base salary and the annual incentive at target for Mr. Cook

	•	Two times the sum of base salary and the annual incentive at target for Mr. Carpenter and Mr. Ward

	•	One times the sum of base salary and the annual incentive at target for Mr. Shaw and Mr. Vermeersch

(2)

This amount represents the accelerated vesting of the two Long-Term Compensation Plan stock award cycles that are in process as of July 31, 2014 and assumes payment at target achievement. This amount also represents the accelerated vesting of the unvested time-based restricted stock grant at the closing stock price at the end of the fiscal year for Mr. Shaw, Mr. Carpenter, Mr. Vermeersch and Mr. Ward. This amount also represents the intrinsic value of unvested stock options that have vesting accelerated upon a change-in-control.

(3)	This amount represents the lump sum value of additional pension benefits equal to:

	•	The value of the benefit under each pension plan assuming the benefit is fully vested and the Officer had three additional years of benefit accrual; less

	•	The value of the vested benefit accrued under each pension plan.

(4)	This amount represents the value of benefit continuation for three years based on our current premium levels.

(5)

This amount is based on the assumption that the U.S. NEO would utilize $25,000 per year in outplacement services for the full three years. This amount for Mr. Vermeersch is based on the average cost in Belgium for outplacement services.

(6)	The cash payments for Mr. Vermeersch would be paid in Euros and were converted to U.S. dollars based on the exchange rate as of the end of the Fiscal year of €1 to $1.339.

          Under the CIC Agreement the payment could be reduced in situations where the Officer would otherwise be subject to the excise tax liability under Section 208G of the Internal Revenue Code. The amounts in the table above do not reflect any reductions that might be made.

          With a change in control followed by a termination within 24 months, any payments under the Non-Qualified Deferred Compensation Plans described in the Compensation Discussion and Analysis and the narrative before the Non-Qualified Deferred Compensation Table would become immediately payable to the participant in the form of a lump sum.

          With a change in control followed by a termination within 24 months, any payments under the Excess Pension Plan and SERP described in the Compensation Discussion and Analysis and the narrative before the Pension Benefits Table would also become immediately payable to the participant in the form of a lump sum. Under the Salaried Employees’ Pension Plan and the Excess Pension Plan, upon a change in control any accrued benefits become immediately vested. As of the end of Fiscal 2014, all NEOs were 100% vested under these plans.

ITEM 2: NON-BINDING ADVISORY VOTE ON THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

          As required pursuant to Section 14A of the Securities Exchange Act of 1934, we are providing Stockholders with an advisory (non-binding) vote on the compensation of our Named Executive Officers (“NEOs”) as disclosed in this Proxy Statement in accordance with the rules of the SEC.

          Donaldson Company’s objective is to create long-term Shareholder value through superior share price appreciation. Our executive compensation program is designed to directly support this objective and ensure that the interests of our Officers are properly aligned with our Shareholders’ short-term and long-term interests. The program emphasizes variable, performance-based compensation that promotes the achievement of short-term and long-term business objectives aligned with the Company’s business strategy and rewards performance when those objectives are met. We believe our program has contributed to our Company’s strong growth and returns. The mix of annual salary, annual cash incentives, and long-term incentives is designed to ensure the long-term profitable growth of the Company while still delivering strong annual results. Our executive compensation program has been designed to ensure that a significant portion of compensation is directly tied to the financial performance of the Company which directly impacts Shareholder value. Moreover, the Human Resources Committee believes the executive compensation program assists the Company in retaining a strong executive leadership team which works together to create maximum Shareholder value. Finally, our NEOs also have high stock ownership requirements, ranging from three to ten times base salary, which further aligns the interests of our NEOs with the long-term interests of our Shareholders.

          We are asking our Shareholders to indicate their support for the compensation of our NEOs as described in this Proxy Statement. We believe that our executive compensation program is structured in the best manner possible to support the Company and its business objectives, reflects a strong pay-for-performance philosophy, and is well-aligned with our Shareholders’ long-term interests. The compensation paid to our NEOs for Fiscal 2014 was affected by Donaldson’s financial performance for Fiscal 2014 as follows:

•

Annual Cash Incentive Program. Our Fiscal 2014 annual cash incentive program was structured so that actual compensation received by our NEOs was aligned with the Company’s performance based on key financial metrics such as EPS, ROI, net sales, operating income percent and net income percent. As a result of our Fiscal 2014 performance exceeding certain targets while not meeting others, our annual cash incentive payouts for Fiscal 2014 for our NEOs ranged between 67% and 122% of target.

•

Long-Term Incentive Program. Our Fiscal 2014 long-term incentive program was structured so that our NEOs’ compensation was directly linked to Donaldson’s longer-term financial success. Our long-term incentives for Fiscal 2014 consisted of our Long-Term Compensation Plan and stock options. Payouts under our Long-Term Compensation Plan were based on Donaldson’s achievement of ROI and net sales growth financial objectives over a three-year cycle. We did not achieve our net sales growth targets for the three-year cycle which ended July 31, 2014, but we achieved annual average target ROIs resulting in payouts ranging between 34% and 44% of target. The stock options granted to our NEOs under our long-term incentive program in Fiscal 2014 will only provide value to our NEOs if the Company’s stock price appreciates over time.

•

Total Direct Compensation. While the Fiscal 2014 results led to certain above target payouts of the annual cash incentive to our NEOs, as noted above, payouts under the Long-Term Compensation Plan for the cycle concluding in Fiscal 2014 were below target. As a result, actual total direct compensation (base salary, annual cash incentive for Fiscal 2014, Long-Term Compensation Plan award for the three-year period ending July 31, 2014, and the Fiscal 2014 annual stock option award) for Fiscal 2014 for our NEOs was generally below the target levels, with the exception of one NEO not eligible for the Long-Term Compensation Plan award ending July 31, 2014. His total direct compensation was above target due to our strong performance in his region in Fiscal 2014.

          A more detailed discussion of our executive compensation program and the compensation of our NEOs in Fiscal 2014 is provided under “Compensation Discussion and Analysis.”

          The Human Resources Committee believes that our executive compensation program, with its continued strong emphasis on performance-based compensation and stock ownership, properly motivates our Officers to produce strong returns for our Shareholders and consistently creates Shareholder value. We believe that the information provided above and within the “Executive Compensation” section of this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our Shareholders’ interests to support long-term value creation. Accordingly, we are asking our Shareholders to vote FOR the following resolution at the Annual Meeting:

“RESOLVED, that the Stockholders approve, on an advisory basis, the compensation of the Company’s NEOs, as disclosed in Donaldson Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and other related narrative disclosures.”

          This advisory vote on executive compensation is not binding on the Company, our Human Resources Committee, or our Board of Directors. However, our Human Resources Committee and our Board of Directors will take into account the result of the vote when determining future executive compensation arrangements.

Board Recommendation

          The Board of Directors recommends you vote FOR adoption of the resolution approving the compensation of our Named Executive Officers described in this Proxy Statement.

INFORMATION REGARDING THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

          The following is the report of the Audit Committee with respect to Donaldson’s audited financial statements presented in its Annual Report on Form 10-K for the fiscal year ended July 31, 2014.

          The Audit Committee of the Board of Directors is composed entirely of Non-Employee Directors, all of whom have been determined by the Board to be independent under the rules of the SEC and the NYSE. In addition, the Board has determined that each of John P. Wiehoff and Andrew Cecere is an Audit Committee financial expert, as defined by the rules of the SEC.

          The Audit Committee acts under a written charter approved by the Board of Directors. The Audit Committee assists the Board in carrying out its oversight of the Company’s financial reporting process, audit process, and internal controls. The Audit Committee formally met eight times during the past fiscal year in carrying out its oversight functions. The Audit Committee has the sole authority to appoint, terminate, or replace the Company’s independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee.

          The Audit Committee reviewed and discussed the Company’s Fiscal 2014 audited financial statements with management, the internal auditor, and PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm. The Audit Committee also met separately with the internal auditor and the independent registered public accounting firm to discuss and review those financial statements prior to issuance. Management has represented and PwC has confirmed in its opinion to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial condition of the Company.

          As part of its activities, the Audit Committee also:

1.	Discussed with PwC the matters required to be discussed under Auditing Standard No. 16 (Communications with Audit Committees) of the Public Company Accounting Oversight Board;

2.

Received the written disclosures and letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and

3.	Discussed with PwC its independence.

          Based on the review and discussions with management and PwC, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2014.

Members of the Audit Committee

John P. Wiehoff, Chair	Willard D. Oberton
Andrew Cecere	James J. Owens
Paul David Miller	Ajita G. Rajendra

Independent Auditors Fees

          The aggregate fees billed to the Company for Fiscal 2014 and Fiscal 2013 by PwC, the Company’s independent registered public accounting firm, are as follows:

	Fiscal 2014	Fiscal 2013
Audit Fees	$2,566,755	$2,200,000
Audit-Related Fees	77,810	48,300
Tax Fees	32,000	0
All Other Fees	4,500	0
Total Fees	$2,681,065	$2,248,300

          Audit Fees include professional services rendered in connection with the audit of the Company’s financial statements, including the quarterly reviews, statutory audits of certain of the Company’s international subsidiaries, and the audit of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Audit-Related Fees include accounting advisory fees related to financial accounting matters.

Audit Committee Pre-Approval Policies and Procedures

          The Audit Committee pre-approves all audit and permitted non-audit services provided by the independent registered public accounting firm, including the fees and terms for those services. The Audit Committee may delegate to one or more designated Committee members the authority to grant pre-approvals. This designated member is the Chair of the Audit Committee. Any pre-approval by the Chair must be presented to the full Audit Committee at its next scheduled meeting. All of the services provided by the independent registered public accounting firm during Fiscal 2014 and Fiscal 2013, including services related to the Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees described above, were approved by the Audit Committee under its pre-approval policies.

ITEM 3: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm to audit the books and accounts of the Company for the fiscal year ending July 31, 2015. PwC has audited the books and accounts of the Company since 2002. While the Company is not required to do so, it is submitting the selection of PwC to serve as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2015 for ratification in order to ascertain the views of the Company’s Stockholders on this appointment. Whether or not the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its Stockholders. Representatives of PwC are expected to be present at the meeting and will have the opportunity to make a statement and to respond to appropriate questions. In the event this appointment is not ratified, the Audit Committee will reconsider its selection.

Board Recommendation

          The Audit Committee of the Board of Directors recommends that Stockholders vote FOR ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2015.

By Order of the Board of Directors

Amy C. Becker
Secretary
October 7, 2014

Donaldson Company, Inc. Annual Meeting of Stockholders
Friday, November 21, 2014, at 1:00 p.m.
Held at the Corporate Offices
of Donaldson Company, Inc., Campus West
2001 West 94th Street
Minneapolis, Minnesota

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

DONALDSON COMPANY, INC. ATTN: AMY C. BECKER P.O. BOX 1299 MINNEAPOLIS, MN 55440-1299	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	☐	☐	☐
Nominees

01	Tod E.Carpenter	02	Jeffrey Noddle	03	Ajita G. Rajendra

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2	Non-binding advisory vote to approve the Compensation of our Named Executive Officers.	☐	☐	☐

3	Ratification of the appointment of PricewaterhouseCoopers LLP as Donaldson Company, Inc.‘s independent registered public accounting firm for the fiscal year ending July 31, 2015.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Shareholder Letter, Form 10-K is/are available at www.proxyvote.com.

DONALDSON COMPANY, INC. Annual Meeting of Stockholders November 21, 2014 1:00 PM

This proxy is solicited by the Board of Directors

The undersigned appoints WILLIAM M. COOK, AMY C. BECKER AND MELISSA A. OSLAND, and each of them as proxies, each with the power to appoint a substitute, to represent and to vote, as designated on the reverse side, all shares of Common stock of DONALDSON COMPANY, INC. that the stockholder is entitled to vote at the 2014 Annual Meeting of Stockholders at Donaldson Company, Inc., Campus West, 2001 West 94th Street, Minneapolis, Minnesota, at 1:00 PM, Local Time, on Friday, November 21, 2014, and any adjournment thereof. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF ALL DIRECTOR NOMINEES AND FOR PROPOSALS 2 AND 3.

Continued and to be signed on reverse side

0000219262_2     R1.0.0.51160